SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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ASHLAND INC.

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2026 proxy statement

& notice of annual meeting of stockholders

letter to stockholders

On behalf of the Board of Directors (the “Board”) and the Ashland Inc. (“Ashland” or the “Company”) management team, thank you for your continued confidence in Ashland.

We are pleased to invite you to our 2026 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held virtually on Tuesday, January 20, 2026, at 10:30 a.m. Eastern Standard Time. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the Annual Meeting. The Notice of Annual Meeting of Stockholders, Proxy Statement, and form of proxy or voting instruction form are being made available over the Internet or, upon request, delivered by mail on or about December 9, 2025, to stockholders of record.

fiscal year 2025 highlights

Fiscal 2025 was a year of disciplined execution and a continued focus on our core strategies: Execute, Globalize, Innovate, Invest. We continued to advance optimization and productivity across our manufacturing network and gained increased traction from commercializing innovations from our new technology platforms. Our ongoing commitment to embedding sustainability into our operating plans continues to advance our purpose of responsibly solving for a better world.

operational and financial performance:

•
Delivered resilient earnings, margin expansion, and strong free cash flow through disciplined portfolio management and commercial excellence.
•
Maintained robust balance sheet strength, supporting both investment in innovation and consistent capital returns to stockholders.
•
Repurchased $100 million of Ashland stock (1.5 million shares). As of September 30, 2025, $520 million remained authorized under the 2023 Stock Repurchase Program.

2026 proxy statement / i

strategic and innovation progress

•
Completed portfolio optimization, including the sale of the Avoca business, sharpening focus on high-value markets where Ashland holds technology and commercial leadership -- personal care, pharmaceuticals, and coatings.
•
Delivered $30 million in restructuring savings and advanced a $60 million manufacturing network optimization program, with additional productivity opportunities under evaluation.
•
Accelerated globalization investments, expanding global applications labs and advanced manufacturing capabilities to improve speed-to-market and strengthen regional innovation.
•
Drove innovation-led growth, advancing seven new technology platforms that build sustainable differentiation with flexibility to repurpose assets for future scale.

sustainability and safety leadership

•
Continued progress towards our Science Based Targets (SBTi) for scope 1, 2, and 3 emissions reduction aligned with the Paris Climate Accord Agreement 1.5° C trajectory.
•
The year ended at a Total Preventable Recordable incident Rate of 0.41 incidents per 100 employees continuing to demonstrate our commitment to keeping employees safe.
•
Increased transparency and progress toward our sustainability commitments in climate action, water stewardship, and responsible sourcing.

looking ahead

As we enter fiscal 2026, Ashland remains focused on executing its strategy to drive profitable growth, operational excellence, and sustainable value creation. We will continue to:

•
Invest in differentiated technologies and high-growth market segments.
•
Advance our sustainability agenda and reduce our environmental footprint.
•
Maintain a disciplined capital-allocation approach that balances investment, stockholder returns, and balance-sheet strength.
•
Foster a culture of inclusion, accountability, and continuous improvement across our global organization.

Thank you for your continued investment in Ashland. We will work every day to continue to earn your trust.

Sincerely,

Guillermo Novo Chair and Chief Executive Officer December 9, 2025

ii / ashland.com 2026

notice of 2026 annual meeting of stockholders

The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Ashland Inc., a Delaware corporation (“Ashland” or the “Company”), will be held virtually at 10:30 a.m., Eastern Standard Time, on Tuesday, January 20, 2026. The Annual Meeting will be held online via live webcast for the purposes listed below:

where:	Virtual meeting via live webcast at www.virtualshareholdermeeting.com/ASH2026 There will be no physical location for the Annual Meeting.
items of business:	(1)	To elect eight directors to hold office until the next annual meeting of stockholders and until each of their successors has been elected and qualified;
	(2)	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2026;
	(3)	To consider and vote upon a non-binding advisory resolution approving the compensation paid to the Company's named executive officers; and
	(4)	To consider any other business properly brought before the Annual Meeting or any adjournment thereof.
who can vote:	Only stockholders of record at the close of business on November 21, 2025 are entitled to notice of and to vote at the Annual Meeting.

you can vote using one of the following methods:

INTERNET. If you received a Notice of Internet Availability of Proxy Materials, you can access our proxy materials and vote online. Instructions to vote online are included in the Notice.

TELEPHONE. Call the telephone number specified on your proxy card or visit the website on the Notice of Internet Availability of Proxy Materials to vote.

MAIL. If you received paper copies of your proxy materials in the mail, sign, date and return your proxy card in the enclosed envelope provided to vote.

If you participate in the Ashland Employee Savings Plan (“Employee Savings Plan”), the Ashland Union Employee Savings Plan (“Union Plan”) or the International Specialty Products Inc. 401(k) Plan (the “ISP Plan”), your vote will instruct the plan trustee, Fidelity Management Trust Company (the “Trustee”), how to vote the shares in your account. Voting instructions for plan participants must be received by our proxy tabulator, Alliance Advisors LLC or its agent by 5:00 p.m. (EST) on Wednesday, January 14, 2026.

By Order of the Board of Directors,

Robin E. Lampkin
Senior Vice President, General Counsel and Secretary

Wilmington, Delaware

December 9, 2025

2026 proxy statement / iii

table of contents

letter to stockholders	(i)	fiscal 2025 executive compensation tables	45
summary compensation table	45
notice of annual meeting of stockholders	(iii)	fiscal 2025 grants of plan-based awards	47
fiscal 2025 outstanding equity awards	48
proxy summary	1	fiscal 2025 option exercises and stock vested	50
non-qualified deferred compensation plans	51
corporate governance	4	potential payments upon termination or	52
board leadership structure	4	change in control
board committees	4
board effectiveness	8	CEO pay ratio	60
board’s role of risk oversight	10
board’s role of risk oversight	10	pay versus performance	61
director independence and certain	10
relationships	proposal two — ratification of appointment of	66
related person transaction policy	11	independent registered public accounting firm
corporate governance guidelines	12
global code of conduct	12	audit committee report	67
insider trading policy	13
communication with directors	13	proposal three — non-binding advisory	69
resolution approving the compensation paid
director compensation	14	to Ashland’s named executive officers
2025 annual non-employee director	14
compensation program	beneficial ownership of common stock —	70
stock ownership guidelines for directors	14	certain other beneficial owners
2025 director compensation table	15
beneficial ownership of common stock —	72
director diversity, skills and qualifications	17	management
board diversity and tenure	17
director nominee skills and qualifications	17	delinquent section 16(a) reports	73

proposal one — election of directors	19	questions and answers about the 2026 annual	74
meeting
director nominees	20
date for receipt of stockholder proposals for the next annual stockholders meeting	79
executive officers	25
proxy solicitation	82
compensation discussion and analysis (“cd&a”)	28
fiscal year 2025 performance highlights and	28	other matters	82
financial results
compensation philosophy	30	appendix a — use of non-GAAP financial	a-1
elements of compensation and link to	32	measures and non-GAAP reconciliations
company performance
fiscal year 2025 compensation structure	33	frequently referenced
decisions
fiscal year 2025 incentive plan design and	34
performance-related payouts
fiscal year 2025 annual incentive plan design	35	corporate governance	4
fiscal year 2025 equity grants	37
other compensation elements	39	cd&a	28
compensation setting process	41
additional compensation information and	43	summary compensation table	45
tax matters
beneficial ownership of common stock — certain other beneficial owners	70
compensation committee report	44

iv / ashland.com 2026

proxy summary

This proxy summary does not contain all the information that you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding Ashland's fiscal 2025 performance, please review the Annual Report on Form 10-K for the fiscal year ended September 30, 2025.

annual meeting information

date Tuesday, January 20, 2026	time 10:30 a.m. (EST)	place Via a live webcast at www.virtualshareholdermeeting.com/ASH2026	record date Friday, November 21, 2025

voting matters

At the Annual Meeting, the stockholders will be asked to vote on the following proposals and to conduct any other business properly brought before the meeting.

Proposal		Our Board’s Recommendation
1	The election of eight director nominees (page 19)	FOR
2	Ratification of appointment of Ernst & Young LLP as Ashland’s independent registered public accounting firm for fiscal 2026 (page 66)	FOR
3	A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers (page 69)	FOR

In order to participate in the Annual Meeting, you must register before 10:00 a.m. (EST) on Tuesday, January 20, 2026 at www.virtualshareholdermeeting.com/ASH2026. For more information about the Annual Meeting, including how to register, vote and attend, please see page 74 of this Proxy Statement.

The Notice of Annual Meeting of Stockholders, Proxy Statement, and form of proxy or voting instruction form are being made available over the Internet or, upon request, delivered by mail on or about December 9, 2025, to stockholders of record.

2026 proxy statement / 1

proxy summary

our company

Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environmental, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, personal care and pharmaceutical. Approximately 2,900 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries.

Our principal executive offices are located at 8145 Blazer Drive, Wilmington, Delaware, 19808.

our purpose

Our purpose is to responsibly solve for a better world, and we do this by providing creative innovations through science.

the Ashland way

Our vision, mission, and way, are more than just words. They are our guiding principles.

At Ashland we share a core drive to solve technical problems that deliver breakthrough capabilities and transform what is possible. We also share a commitment to each other, our communities, sustainability, safety, commercial success, and much more.

Ashland business units

life sciences o pharmaceuticals o nutrition o diagnostic films o crop care	personal care o microbial protection o biofunctional actives o hair care o home care o oral care o skin care
specialty additives o coatings o construction o performance specialties o energy	intermediates o butanediol (BDO) o Gamma Butyrolactone (BLO) o N-octyl-2-pyrrolidone (Surfadone) o n methyl 2 pyrrolidone (NMP) o tetrahydrofuron (THF)

2 / ashland.com 2026

fiscal 2025 financial highlights(1)

sales of $1.8 billion down due to strategic portfolio optimization initiatives

adjusted EBIT of $203 million	adjusted EBIT margin of 11.1% down from 11.4%	adjusted EBITDA of $401 million	adjusted EBITDA margin of 22.0% up 30 basis points

adjusted EPS (excluding intangible amortization)(2) of $3.38		Ongoing FCF $127 million down from $270 million driven by lower current-year earnings and unfavorable working capital

(1) All figures other than sales are non-GAAP measures. Appendix A reconciles adjusted amounts to amounts reported under GAAP, including reconciliations of net income to adjusted EBITDA, earnings per share to adjusted earnings per share (excluding intangible amortization), and cash flow provided by operating activities to free cash flow. Comparisons within these financial highlights are to the same financial measures as of our prior fiscal year end, September 30, 2024.

(2) Unless otherwise noted, earnings are reported on a diluted-share basis.

board governance highlights

We are committed to good corporate governance, which strengthens the accountability of our board of directors (the “Board”) and promotes the long-term interests of our stockholders. The list below highlights our Board and leadership practices, as discussed further in this Proxy Statement.

☑ annual election of directors	☑ majority independent board
☑ lead independent director	☑ fully independent governance committee
☑ annual board evaluations	☑ continuing director education program
☑ board oversight of risk and enterprise strategy	☑ robust stock ownership guidelines for directors
☑ annual review of committee charters and corporate governance guidelines	☑ regular executive sessions of independent directors

2026 proxy statement / 3

corporate governance

corporate governance

board leadership structure

The Board's leadership structure consists of a combined role of Chair of the Board and Chief Executive Officer, and a Lead Independent Director. The Board believes that combining the positions of Chair and Chief Executive Officer provides clarity of leadership and is in the best interests of Ashland and its stockholders at this time. The Chair of the Board sets agendas for, and presides over, Board meetings and stockholder meetings. In addition, each Board committee is led by a chair, and similarly, the Board committee chairs set agendas for, and preside over, the meetings and executive sessions held by their respective committees.

The Lead Independent Director is an independent director appointed annually by the Governance and Nominating Committee (the “G&N Committee”) and approved by the Board. The appointment of a Lead Independent Director provides balance to the combined role of the Chair of the Board and Chief Executive Officer. The Board believes the appointment of a Lead Independent Director provides appropriate independent oversight of management. Independent oversight has been further ensured by having only one member of management on the Board. The non-employee directors regularly meet in executive session, without management present, at Board meetings.

Mr. Guillermo Novo currently holds the combined role of Chair of the Board and Chief Executive Officer. The role of Lead Independent Director is currently held by Ms. Susan L. Main.

In addition to the duties of all Board members, the Lead Independent Director:

o
Coordinates with the Chair of the Board to determine the appropriate schedule of meetings;
o
Places any item he or she determines is appropriate on the Board’s agenda;
o
Directs that specific materials be included in Board mailings and works with the G&N Committee, as appropriate, to assess the quality, quantity and timeliness of the flow of information from management to the Board;
o
Directs the retention of consultants and advisors to report directly to the Board;
o
Coordinates with the G&N Committee to oversee compliance with Ashland’s Corporate Governance Guidelines and to recommend appropriate revisions as needed;
o
Coordinates and develops the agenda for, and moderates executive sessions of, the Board’s independent directors and acts as principal liaison between the independent directors and the Chair of the Board and Chief Executive Officer on sensitive matters; and
o
Works with the G&N Committee to recommend the membership of the various Board committees and committee chairs.

board committees

The Board currently has four standing committees: Audit Committee; Compensation Committee; Sustainability and Productivity Committee; and Governance & Nominating Committee. All committees are currently composed entirely of independent directors. Listed below is the current membership of each committee:

Audit Committee	Compensation Committee	Sustainability and Productivity Committee	Governance and Nominating Committee
Scott A. Tozier (1)	Suzan F. Harrison(1)	Sanat Chattopadhyay(1)	Jerome A. Peribere(1)
Susan L. Main	Steven D. Bishop	Steven D. Bishop	Sanat Chattopadhyay
Jerome A. Peribere	Susan L. Main	Ashish K. Kulkarni	Suzan F. Harrison
		Scott A. Tozier	Ashish K. Kulkarni

(1)
Chair

4 / ashland.com 2026

corporate governance

Following are descriptions of the primary responsibilities of each committee and the number of meetings held during fiscal 2025. Each committee’s charter is available on Ashland’s website (http://investor.ashland.com).

audit committee	meetings in fiscal 2025: 8

Scott A. Tozier	Susan L. Main	Jerome A. Peribere
(Chair)

summary of responsibilities

o
Oversees Ashland’s financial reporting process, including earnings releases and the filing of financial reports.
o
Reviews management’s implementation and maintenance of adequate systems of internal accounting and financial controls (including internal control over financial reporting).
o
Evaluates ESG disclosures and confirms ESG framework and standards, and disclosure control systems.
o
Selects independent auditors based on qualification and independence and approves audit fees and services performed by the independent auditors.
o
Reviews the effectiveness of Ashland’s legal and regulatory compliance programs.
o
Discusses the overall scope and plans for audits with both internal and independent auditors.
o
Reviews and investigates any matters pertaining to the integrity of executive management and oversees compliance by management with laws, regulations and Ashland’s Global Code of Conduct.
o
Establishes and maintains procedures for handling complaints regarding accounting and auditing matters.

o
Reviews and oversees Ashland’s capital allocation framework, including prioritization, significant decisions and risk considerations relating to Ashland’s financial resources, capital structure and investments and uses of cash.
o
Reviews Ashland’s enterprise risk assessment and risk management policies, including Ashland’s major enterprise and financial risk exposures and steps taken by management to monitor and mitigate such exposures.
o
Evaluates and recommends actions regarding significant financial issues such as capital structure, dividend policy, offerings of corporate securities, major borrowings, credit facilities, derivatives and swaps policies (including entry into swaps in reliance on the end-user exception), past audits of capital investments, capital projects, commercial commitments and merger, acquisition and divestiture activities.
o
Oversees funding and investment policy related to employee benefit plans.
o
Reviews performance and operation of internal audit, including the head of internal audit, and reviews adverse audit reports.
o
Reviews the Company’s information and cybersecurity risks and programs.

2026 proxy statement / 5

corporate governance

compensation committee	meetings in fiscal 2025: 4

Suzan F. Harrison	Steven D. Bishop	Susan L. Main
(Chair)

summary of responsibilities

o
Ensures Ashland’s executive compensation programs are appropriately competitive, supports organizational objectives and stockholder interests and emphasizes pay for performance linkage.
o
Evaluates and approves compensation and sets performance criteria for compensation programs with respect to Ashland’s Chief Executive Officer.
o
Evaluates and approves compensation and sets performance criteria for compensation programs for all executive officers (including all officers subject to Section 16 of the Exchange Act).
o
Oversees the execution of Chief Executive Officer and senior management development and succession plans, including HR-related business continuity plans.
o
Evaluates and approves the compensation of the Company’s non-employee directors for service on the Board and its committees.
o
Reviews and oversees the stock ownership guidelines applicable to the Company’s non-employee directors.

o
Oversees the implementation and administration of Ashland’s executive compensation plans.

o
Approves any employment agreements, consulting arrangements, severance or retirement arrangements, change in control agreements and/or any other special or supplemental benefits covering any current or former executive officer.
o
Monitors and evaluates Ashland’s compensation and benefits structure, providing guidance on philosophy, policy matters and excessive risk taking (including Committee specific ESG related activities).
o
Oversees regulatory compliance on compensation matters, including Ashland’s policies on structuring compensation programs to preserve tax deductibility.
o
Oversees the preparation of the annual report on executive compensation.
o
Oversees the retention of compensation consultants, independent legal counsel or other advisors and determines independence of the same.
o
Oversees progress on talent, succession planning, pay equity, inclusion and diversity.
o
Adopts, amends, terminates and performs other design functions for Ashland’s benefit plans.

compensation committee interlocks and insider participation

The members of the Compensation Committee for fiscal 2025 were Suzan F. Harrison (Chair), Steven D. Bishop and Susan L. Main. Sergio Pedreiro served as a member of the Compensation Committee until his retirement on September 30, 2025. There were no impermissible interlocks or inside directors on the Compensation Committee. The Compensation Committee has the authority to delegate to subcommittees of the Compensation Committee, any of the responsibilities of the full committee.

6 / ashland.com 2026

corporate governance

sustainability and productivity committee	meetings in fiscal 2025: 4

Sanat Chattopadhyay	Steven D. Bishop	Ashish K. Kulkarni	Scott A. Tozier
(Chair)

summary of responsibilities

o
Oversees and reviews the global sustainability and environmental trends, issues, risks and concerns, which affect or could affect the Company’s business activities and performance.
o
Oversees and reviews the Company’s commitment to setting, validating, and achieving science-based targets for greenhouse gas emissions reduction in alignment with the Science Based Targets initiative (“SBTi”).
o
Oversees and reviews regulatory, environmental, health and safety trends, issues and concerns which affect or could affect the Company’s Environmental, Health and Safety (“EHS”) practices, EHS audit performance, EHS compliance, remediation performance and activities.
o
Oversees and reviews product safety and quality trends, issues and concerns which affect or could affect the Company’s product safety, product regulatory compliance, quality practices and controls, and audit performance.

o
Oversees, reviews and receives updates on Ashland’s policies regarding environmental, health, safety and quality compliance and business continuity risks.

o
Oversees, reviews and receives updates on the Company’s EHS operations and efforts and provide strategic guidance and direction around compliance policies, programs, and practices, audits and associated challenges, competitors’ activities, and industry best practices.
o
Reviews with management and provides oversight regarding the Company’s innovation strategies.
o
Oversees and monitors the effectiveness of productivity programs and innovation initiatives intended to enhance efficiency, lower costs, increase revenue and support the sustainability of the Company’s products.
o
Discusses with management, the emerging trends, new technologies, and disruptive forces that may impact the Company’s competitive position.
o
Reports to the Board concerning implementation of EHS, quality and ESG compliance policies and assists the Board in ensuring Ashland’s compliance with those policies.
o
Reviews and approves EHS and environmental ESG performance targets.

2026 proxy statement / 7

corporate governance

governance and nominating committee	meetings in fiscal 2025: 4

Jerome A. Peribere	Sanat Chattopadhyay	Suzan F. Harrison	Ashish K. Kulkarni
(Chair)

summary of responsibilities

o
Recommends nominees for the Board and its committees.
o
Reviews suggested potential candidates for the Board.
o
Recommends desirable size and composition of the Board and its committees.
o
Recommends to the Board, programs and procedures relating to director evaluation, retention and resignation.
o
Reviews corporate governance guidelines, corporate charters and proposed amendments to Ashland’s Certificate of Incorporation and By-laws.
o
Reviews transactions pursuant to the Related Person Transaction Policy.

o
Assists the Board in ensuring the Board’s independence as it exercises its corporate governance and oversight roles.
o
Oversees the evaluation of the Board, exercises oversight of Ashland’s ESG activities and monitors Ashland’s external ESG communication strategy, including Ashland’s ESG report.
o
Reviews the process for succession planning for the Board.
o
Reviews all committee charters.
o
Reviews and makes recommendations to address stockholder proposals.
o
Oversees the administration of the equity plans and awards, solely with respect to non-employee directors.

board effectiveness

meetings, attendance and executive sessions

Directors are expected to attend all meetings of the Board and of the committees on which they serve. In addition, Ashland has a policy and practice of strongly encouraging all directors to attend the Annual Meeting. During fiscal 2025, 8 meetings of the Board were held. Each incumbent director attended at least 80% of the total meetings of the Board and the Committees on which he or she served. Overall attendance at Board and Committee meetings was 98%. All directors were present at the Annual Meeting held on January 21, 2025. The independent directors meet in executive session at each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. The Audit and Compensation Committees of the Board meet in executive session during every regular committee meeting. Other Board committees meet in executive session at the discretion of the committee members.

8 / ashland.com 2026

corporate governance

director orientation and continuing education

New directors are required to participate in an orientation program within a reasonable time after being elected to serve as a director. The orientation program includes background materials and meetings with senior management on subjects that would assist them in discharging their duties as directors. All directors are encouraged to stay abreast of developing trends applicable to Ashland's business and specific to service as a director. Ashland periodically identifies third party-provided continuing education programs and sponsors the attendance of any director who wishes to attend such programs. Directors may also be expected to participate in other continuing education programs relating to Ashland’s business, corporate governance or other issues pertaining to their directorships in order to maintain the necessary level of expertise to perform their responsibilities as directors. In addition, Ashland provides all directors with membership in the National Association of Corporate Directors.

annual board performance assessments

The Board is committed to continuous improvement and uses annual self-assessments to determine whether it and its committees are functioning effectively. The G&N Committee receives comments from all directors and reports to the Board with an annual assessment of the Board’s performance. The assessment focuses on the Board’s contribution to the Company and specifically focuses on areas in which the Board or management believes the Board or any of its committees could improve.

2026 proxy statement / 9

corporate governance

board’s role of risk oversight

full board

Has ultimate oversight responsibility with respect to Ashland’s risk management strategies and processes. This includes receiving regular reports from, and working with, the management team to determine and assess the Company’s philosophy and strategy towards risk management and mitigation. The Board reviews in detail the Company’s most significant risks and whether management is responding consistently within the Company’s overall risk management and mitigation strategy. The following Ashland Board committees further assist the Board in fulfilling its oversight responsibilities with respect to certain areas of risk.

audit committee	sustainability and productivity committee	compensation committee	governance and nominating committee

Maintains responsibility for overseeing risks related to Ashland’s financial reporting, audit process, internal controls over financial reporting and disclosure controls, procedures, information and cybersecurity programs as well as the global ethics and compliance program.

Monitors the Company’s adherence to environmental, health, safety, and product safety laws and regulations, sustainability strategies, initiatives, and performance, and ongoing improvements in productivity across operational areas, with attention to stewardship, innovation, and stakeholder interests.

Monitors and evaluates the compensation and benefits structure of the Company, including providing guidance on philosophy and policy matters and excessive risk-taking.

Conducts an annual review of nominees to the Board and is charged with developing and recommending to the Board corporate governance principles and policies and Board committee structure, leadership and membership.

management

Is responsible for the day-to-day management of risk, and reports periodically to the Board and specific committees on current and emerging risks and the Company’s approach to avoiding and mitigating risk exposure.

director independence and certain relationships

The Board has adopted Director Independence Standards (the “Standards”) to assist in its determination of director independence. These Standards are available to stockholders on Ashland’s website (https://investor.ashland.com/committee-details/director-independence-standards). To qualify as independent under these Standards, the Board must affirmatively determine that a director has no material relationship with Ashland, other than as a director.

Pursuant to the Standards, Ashland’s Board undertakes an annual review of director independence. During this review, the Board considers relationships and transactions between, on the one hand, each director or nominee, any member of his or her immediate family, and his or her affiliates, and on the other hand, Ashland and its subsidiaries and affiliates. As provided for in the Standards, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director or nominee is independent.

10 / ashland.com 2026

corporate governance

As a result of the annual director independence review, Ashland's Board affirmatively determined that Messrs. Bishop, Chattopadhyay, Peribere, Tozier, and Dr. Kulkarni and Mses. Harrison and Main are each independent of Ashland and its affiliates. Mr. Novo, Ashland’s Chief Executive Officer and Chair of the Board, is the only director determined not to be independent of Ashland. In addition, the Board has affirmatively determined that all members of the Audit Committee, Compensation Committee and G&N Committee are independent under SEC rules and the applicable listing standards of the NYSE.

In the normal course of business, Ashland has transactions with other corporations where certain Ashland directors serve as executive officers. The following relationships between Ashland and the director-affiliated entity were considered for purposes of evaluating director independence, but are not material pursuant to the Standards, and the transactions are not a “Related Person Transactions,” as defined in the Related Person Transaction Policy:

Sanat Chattopadhyay, a director of Ashland, currently serves as the Executive Vice President of Merck & Co (“Merck”). During fiscal 2025, the Company paid approximately $79,900 to Merck for certain products and the Company received $9,726,654 from Merck for certain products.

Scott A. Tozier, a director of Ashland, served as the strategic advisor to the CEO of Albemarle Corporation (“Albemarle”) until his retirement in February 2025 and previously served as the Executive Vice President and Chief Financial Officer of Albemarle until November 2023. During fiscal 2025, the Company paid approximately $403,817 to Albemarle for certain products.

The Board determined that these transactions were conducted in the ordinary course of business and were not material to either party, and therefore did not impair Mr. Chattopadhyay’s or Mr. Tozier’s independence.

There are no material legal proceedings to which any director, director nominee or executive officer of Ashland is a party adverse to Ashland or any of its subsidiaries or has a material interest adverse to Ashland or any of its subsidiaries.

There are no family relationships between any director of Ashland, executive officer of Ashland or person nominated or chosen to become a director or executive officer of Ashland.

related person transaction policy

Federal securities laws require Ashland to describe any transaction since the beginning of the last fiscal year, or any currently proposed transaction, in which (i) Ashland was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) in which any related person had or will have a direct or indirect material interest. Related persons include directors and executive officers, nominees for director, beneficial owners of more than 5% of our stock, and any immediate family members of any of the foregoing. There have been no transactions since October 1, 2024, nor are there any currently proposed transactions, in which (i) Ashland was or is to be a participant, (ii) the amount involved exceeded or will exceed $120,000 and (iii) any related person had or will have a direct or indirect material interest. Ashland is also required to describe its policies and procedures for the review, approval or ratification of any Related Person Transaction.

Pursuant to Ashland’s written Related Person Transaction Policy (“Policy”), the G&N Committee is responsible for reviewing the material facts of any transactions that could potentially be “transactions with related persons”. The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) Ashland is a participant, and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Transactions between Ashland and any firm, corporation or entity in which a related person is an executive officer or general partner, or in which any related persons collectively hold more than 10% of the ownership interests, are also subject to review under the Policy.

2026 proxy statement / 11

corporate governance

Under the Policy, Ashland’s directors and executive officers are required to identify annually, and on an as-occurring basis, potential transactions with related persons or their firms that meet the criteria set forth in the Policy, and management is required to forward all such disclosures to the G&N Committee. The G&N Committee reviews each disclosed transaction. The G&N Committee has discretion to approve, disapprove or otherwise act if a transaction is deemed to be a Related Person Transaction subject to the Policy. Only disinterested members of the G&N Committee may participate in the determinations made with regard to a particular transaction. If it is impractical to convene a meeting of the G&N Committee, the Chair of the G&N Committee is authorized to make a determination and promptly report such determination in writing to the other G&N Committee members. All determinations made under the Policy are required to be reported to the full Board.

Under the Policy and consistent with SEC regulations, certain transactions are not Related Person Transactions, even if such transactions exceed $120,000 in a fiscal year. Those exceptions are:

o
Compensation to a director or executive officer which is or will be disclosed in Ashland’s proxy statement;
o
Compensation to an executive officer which is approved by the Compensation Committee and would have been disclosed in Ashland’s proxy statement if the executive officer was a “named executive officer”;
o
A transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;
o
A transaction that involves services as a bank depository of funds, transfer agent, registrar, indenture trustee or similar services; and
o
A transaction in which the related person’s interest arises solely from the ownership of Ashland Common Stock and all stockholders receive the same benefit on a pro rata basis.

corporate governance guidelines

The Board has adopted Corporate Governance Guidelines to support its ongoing commitment to strong governance practices. These guidelines provide the framework for the Board’s oversight of Ashland’s affairs and include a general description of the Board’s purpose, director qualifications, independence standards, and retirement and resignation policies, as well as other responsibilities. The Corporate Governance Guidelines require at least two-thirds of Ashland’s directors be independent, as defined in the Standards, which incorporate the independence requirements of SEC rules and the listing standards of the NYSE. A copy of Ashland’s current Corporate Governance Guidelines is available on Company’s investor website at http://investor.ashland.com and may also be obtained in print at no cost to any stockholder upon request.

global code of conduct

Ashland’s Global Code of Conduct applies to all directors officers, and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The code promotes honest and ethical conduct, compliance with applicable laws, rules and regulations, timely reporting of any violations, and full, fair, accurate, and understandable disclosure in the Company’s filings with the SEC. Ashland intends to disclose any amendments to, or waivers of, the Code (to the extent applicable to Ashland’s directors and executive officers) on the Company’s website or in a Current Report on Form 8-K. A copy of the current Global Code of Conduct is available on Ashland’s website at http://investor.ashland.com and is also available in print at no cost to any stockholder upon request.

12 / ashland.com 2026

corporate governance

insider trading policy

Ashland has adopted an Insider Trading Policy (the “Insider Trading Policy”) that establishes clear rules for directors, officers, and employees regarding the purchase, sale, and other disposition of Ashland securities. We believe our Insider Trading Policy is reasonably designed to promote compliance with applicable insider trading laws, rules, regulations, and listing standards relevant to the Company.

In addition to defining the procedures governing trading in Ashland securities, the Insider Trading Policy outlines restrictions during blackout periods and specifies pre-clearance requirements for certain transactions by designated individuals. These measures are intended to prevent the misuse of material non-public information, protect the integrity of financial markets, and maintain the trust of stockholders and the investing public. Ashland also provides regular education on the policy's requirements and the potential consequences of violations, which may include disciplinary actions or legal penalties. By adhering to the policy, all directors, officers, and employees help uphold Ashland’s commitment to ethical business practices and regulatory compliance.

communication with directors

The Board has established a process by which stockholders and other interested parties may communicate with the Board. Persons interested in communicating with the Board, or with a specific member or Committee of the Board, may do so by writing to the Lead Independent Director in care of the Company’s Corporate Secretary, 8145 Blazer Drive, Wilmington, DE 19808. Communications directed to the Lead Independent Director will be reviewed by the Corporate Secretary and distributed to the Lead Independent Director as well as to other individual directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the correspondence. Communications that are not related to the duties and responsibilities of the Board, or are otherwise inappropriate, will not be forwarded to the Lead Independent Director, although all communications directed to the Board will be available to any director upon request.

2026 proxy statement / 13

director compensation

director compensation

Ashland’s non-employee director compensation program is designed to attract and retain highly qualified directors and further align their interests with those of our stockholders. The Compensation Committee reviews the director compensation program on an annual basis and recommends proposed changes for approval by the Board. As part of this review, the Compensation Committee considers the significant amount of time expended, and the skill level required, by each non-employee director in fulfilling his or her duties on the Board, each director’s role and involvement on the Board and its committees and the market compensation practices and levels of our peer companies.

2025 annual non-employee director compensation program

annual cash retainer

The following table sets forth the annual cash retainers for the Board and the additional cash retainers paid to the Lead Independent Director and committee chairs under the 2025 non-employee director compensation program:

Retainer Type	Annually

Director Retainer	$100,000
Lead Independent Director Retainer	$35,000
Audit Committee Chair Retainer	$20,000
Compensation Committee Chair Retainer	$18,750
All Other Committees Chair Retainer	$15,000

restricted stock units

Under the 2025 non-employee director compensation program, directors also receive an annual grant of restricted stock units having an aggregate value on the grant date of $150,000 (pro-rated as applicable for less than a full year of service). The restricted stock units vest one year after date of grant. Upon the payment of dividends on the Company’s common stock, directors receive dividend equivalents in the form of additional restricted stock units. Upon a “change in control” of Ashland, the restricted stock units immediately vest.

deferred compensation plan

Non-employee directors are eligible to participate in the Deferred Compensation Plan for Non-Employee Directors, a non-qualified deferred compensation plan. Non-employee directors who make an election to defer part or all of any annual cash retainer may have the deferred amounts held as common stock units (share equivalents) in a hypothetical Ashland Common Stock Fund or invested under the other available investment options under the Directors’ Deferral Plan. They may also defer their restricted stock units under this program. The payout of the amounts deferred occurs upon termination of service by the director. Directors may elect to receive the payout in a single lump sum or in installments not to exceed 15 years. Upon a “change in control” of Ashland (as defined in the Deferred Compensation Plan for Non-Employee Directors), amounts deferred in a director’s deferral accounts will be distributed pursuant to each director’s election and valued at the time of the distribution.

stock ownership guidelines for directors

The Board of Directors considers Ashland Common Stock ownership by directors to be of utmost importance. The Board believes that such ownership enhances the commitment of directors to Ashland’s future and enhances the alignment of their interests with those of Ashland’s other stockholders. The Board

14 / ashland.com 2026

director compensation

has therefore established minimum stock ownership guidelines for non-employee directors which require each director to own Ashland Common Stock having a value of at least five times his or her base annual cash retainer of $100,000. Each newly elected director has five years from the year first elected to the Board to reach this ownership level. The following table shows each non-employee directors compliance status with the Ashland’s director stock ownership guidelines as of September 30, 2025:

Name	Total Shares Required (#)(1)	Total Shares Held (#)(2)(3)	Guidelines Met	Ownership Deadline(4)
Steven D. Bishop	10,436	9,925	N	July 2027
Sanat Chattopadhyay	10,436	5,486	N	November 2028
Suzan F. Harrison	10,436	6,040	N	July 2027
Ashish Kulkarni	10,436	3,130	N	April 2029
Susan L. Main	10,436	13,941	Y
Jerome A. Peribere	10,436	10,904	Y
Scott Tozier	10,436	3,283	N	April 2029

(1)
Under Ashland’s stock ownership guidelines, each non-employee director is required to own at least five times the annual cash retainer (which for fiscal 2025 was $100,000). The number shown in this column represents the number of shares each non-employee director is required to own, calculated using the $47.91 share price of Ashland Common Stock as of September 30, 2025.
(2)
The number shown in this column represents the total number of shares of Ashland Common Stock held by each non-employee director as of September 30, 2025. For purposes of Ashland’s stock ownership guidelines, “ownership” includes unvested restricted stock and/or restricted stock units.
(3)
Includes unvested restricted stock units in the amount of 2,098 for Messrs. Bishop, Chattopadhyay, Kulkarni, Peribere, and Tozier and Mses. Harrison and Main.
(4)
This column contains the stock ownership compliance deadlines for the directors who have not yet fulfilled their stock ownership obligations.

2025 director compensation table

The following table provides the compensation paid to Ashland’s non-employee directors for fiscal 2025:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)

Steven D. Bishop	100,000	149,978	—	249,978
Sanat Chattopadhyay	110,417	149,978	—	260,395
Suzan F. Harrison	118,322	149,978	—	268,300
Wetteny Joseph(3)	30,833	—	—	30,833
Ashish K. Kulkarni	100,000	149,978	—	249,978
Susan L. Main	135,000	149,978	—	284,978
Sergio Pedreiro(3)	120,000	149,978	—	269,978
Jerome A. Peribere	115,000	149,978	—	264,978
Janice J. Teal(3)	6,708	—	—	6,708
Scott A. Tozier	100,055	149,978	—	250,033

(1)
For fiscal 2025 Messrs. Bishop, Chattopadhyay and Ms. Harrison each elected to defer all or a portion of their fees into the Directors’ Deferral Plan.

(2)
The values reported in this column represent the aggregate grant date fair value of restricted stock unit awards granted in fiscal 2025 computed in accordance with FASB ASC Topic 718. These restricted stock unit awards do not require assumptions in computing their grant date fair value under generally accepted accounting principles. The number of restricted stock unit awards received is rounded down to the nearest whole share. The grant date fair value per share of each restricted stock unit was $73.16 per share of Ashland Common Stock.

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director compensation

(3)
Mr. Joseph and Dr. Teal did not stand for re-election at the Annual Meeting on January 21, 2025. Sergio Pedreiro resigned from the Ashland Board on September 30, 2025.

16 / ashland.com 2026

director diversity, skills and qualifications

director diversity, skills and qualifications

The G&N Committee identifies, evaluates, and recommends to the Board qualified director candidates to be nominated for election at each annual meeting of stockholders. The G&N Committee selects each director nominee based on the nominee’s skills, achievements and experience. The G&N Committee reviews all director candidates in accordance with its charter and Ashland’s Corporate Governance Guidelines and will identify qualified individuals consistent with criteria approved by the Board. The G&N Committee has sole discretion and authority to retain, compensate, and terminate independent professional search firms to identify and suggest director candidates from time to time.

Stockholders may also recommend director candidates by providing prior written notice to the G&N Committee. Page 79 of this Proxy Statement provides important information for stockholders seeking to submit a potential candidate or candidates for consideration for election at the 2026 Annual Meeting.

board diversity and tenure

Our Board strives to maintain an independent and diverse group of qualified director nominees that bring diverse backgrounds and viewpoints and that reflect the diversity of our stockholders, employees, customers, guests and communities. The following charts provides the gender and racial/ethnic diversity and years of tenure of our director nominees. More information about our director nominees can be found on page 20.

director nominee skills and qualifications

The G&N Committee strives to select individuals as director nominees who exhibit the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective in serving the interests of Ashland’s stockholders. The following matrix identifies certain skills and experience that the G&N Committee and the Board believe that the Board, as a collective group must have for the effective oversight of Ashland and our strategy. The table is intended to serve as a high-level summary and not an exhaustive list of each director nominee's skills, capabilities or contributions to the Board. The biographies of the director nominees on page 20 includes more information about our directors’ relevant skills, experience and qualifications.

2026 proxy statement / 17

director diversity, skills and qualifications

experience and skills relevant to oversight and governance
CEO experience: past or current experience serving as a public company CEO corporate governance: governance expertise gained through board service or experience as a public company executive financial/accounting: experience in a financial leadership role (i.e., CFO, CAO, Controller, etc.) requiring an understanding of financial statements, financial reporting, financial transactions, and capital allocation cybersecurity and information technology: experience overseeing an information technology program and managing cybersecurity risks legal/regulatory/public policy: experience with governmental regulations applicable to the company’s industry, experience in legal and regulatory compliance, lobbying, advocacy and government relations experience and skills relevant to oversight of our strategy
chemicals industry: demonstrated experience working the in the chemicals industry manufacturing/operational experience: senior leadership experience managing and/or overseeing the manufacturing operations/supply chain of a private or public company global business strategy and management: experience driving business success in global markets, with an understanding of global issues that affect our company business development, M&A: experience leading growth through acquisitions and other business combinations sales and marketing: senior level experience managing sales and marketing strategies relevant to our business sustainability: experience in operating a sustainable business and/or the oversight of environmental matters and corporate responsibility technology & innovation: experience developing and assessing new product designs and technological trends and/or efficiency improvements through technology investor engagement: experience communicating with analysts and stockholders human capital management: experience in organizational management and talent development, compensation matters and oversight of social issues, such as diversity and inclusion

18 / ashland.com 2026

proposal one — election of directors

overview

Stockholders are being asked to elect eight directors. The eight individuals nominated by the Board for election as directors at the 2026 Annual Meeting are Steven D. Bishop, Sanat Chattopadhyay, Suzan F. Harrison, Dr. Ashish K. Kulkarni, Susan L. Main, Guillermo Novo, Jerome A. Peribere and Scott A. Tozier.

Each of the director nominees satisfies the independence criteria set forth in the corporate governance standards of the New York Stock Exchange, other than Mr. Novo, Ashland’s Chair of the Board and Chief Executive Officer.

required vote

As provided under Article V of Ashland’s Certificate of Incorporation, the affirmative vote of a majority of votes cast with respect to each director nominee will be required for the nominee to be elected. A majority of votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Abstentions and broker non-votes will not be counted as votes cast either for or against the nominees and will have no effect on the election of nominees.

Pursuant to Ashland’s Certificate of Incorporation, any nominee who is serving as a director at the time of an uncontested election who fails to receive a greater number of votes “for” his or her election than votes “against” his or her election shall submit an offer to resign from the Board no later than two weeks after the certification of the stockholder vote. Pursuant to the Board of Directors’ resignation policy, which is included in Ashland’s Corporate Governance Guidelines and published on Ashland’s website (http://investor.ashland.com), the Board will decide, through a process managed by the G&N Committee, whether to accept the resignation within 90 days following the date of the stockholder meeting. The Company will then promptly disclose the Board’s decision and reasons therefor. As a condition to his or her nomination, each person nominated by the G&N Committee must agree in advance to abide by the policy. All eight of your Board’s director nominees have agreed to abide by the policy.

If you submit a validly executed proxy card or voting instruction form but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted in line with the Board’s recommendation with respect to the proposal, i.e., FOR the eight nominees proposed by your Board and named in this Proxy Statement. Should any of your Board’s nominees be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies named on your proxy card may vote for a replacement nominee recommended by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the Board’s nominees would not be able to serve as a director if elected.

The Board of Directors unanimously recommends that stockholders vote FOR each of our eight nominees for director.

2026 proxy statement / 19

director nominees

The following sets forth information as to each director nominee for election, including their age, experience (including principal occupation during the past five years, current public company directorships and public company directorships held during the past five years), and qualifications:

Steven D. Bishop
principal occupation: Independent Director director since: 2022 age: 61 independent: Yes professional experience:

Steven D. Bishop, retired from Procter & Gamble (NYSE: PG) in 2022 as Chief Executive Officer of Procter and Gamble Healthcare, a role that he held since 2019. Mr. Bishop joined Procter & Gamble in 1986 and spent nearly 36 years with Procter & Gamble in various senior leadership roles, including Group President from 2015 to 2018.

education:

Mr. Bishop holds a Bachelor of Science degree in Agricultural Economics from Purdue
University.

other public company boards:

None.

director qualifications:

Mr. Bishop has significant knowledge and expertise in global P&L management, strategy development, innovation, marketing and brand management, operations, and organization development across varying countries and cultures, including public company chief executive officer experience.

board committees:

o
Compensation
o
Sustainability and Productivity

Sanat Chattopadhyay
principal occupation: Executive Vice President and President, Merck & Co., Inc. director since: 2023 age: 66 independent: Yes professional experience:

Sanat Chattopadhyay is the Executive Vice President and President, Manufacturing
Division of Merck & Co. (“Merck”) (NYSE: MRK), a global biopharmaceutical company, a position he has held since 2016. From 2009 to 2016, Mr. Chattopadhyay served as the Senior Vice President of Operations at Merck. Prior to joining Merck, Mr.
Chattopadhyay served in various senior executive roles at Wyeth Pharmaceuticals.

education:

Mr. Chattopadhyay holds a Bachelor of Science degree in Chemical Engineering from Jadavpur University, Kolkata, India and a post-graduate degree in Industrial Engineering from the Indian Institute of Management (IIM Mumbai), formerly known as the National Institute for Training in Industrial Engineering (NITIE Mumbai).

other public company boards:

None.

director qualifications:

Mr. Chattopadhyay brings extensive leadership and business knowledge and experience, including, but not limited to, experience in international business operations, global supply chain management, innovation, P&L management, mergers and acquisitions and strategy development and execution.

board committees:

o
Sustainability and Productivity (Chair)
o
Governance and Nominating

20 / ashland.com 2026

director nominees

Suzan F. Harrison
principal occupation: Independent Director director since: 2022 age: 68 independent: Yes professional experience:

Suzan F. Harrison retired from the Colgate Palmolive Company (NYSE: CL) in 2019 as
President of Global Oral Care. From 1983 to 2019, Ms. Harrison held a variety of senior leadership positions at Colgate Palmolive including as President of Hill’s Pet Nutrition
Inc. North America from 2009 to 2011.

education:

Ms. Harrison holds a Bachelor of Science degree in marketing and business from
Binghamton University and a Master of Business Administration from the New York
University’s Stern School of Business.

other public company boards:

Since May 2017, Ms. Harrison has served on the Board of Archer-Daniels-Midland (NYSE: ADM) and as Chair of the Sustainability and Technology Committee and as a member of the Audit Committee. Ms. Harrison also serves on the Board of Smurfit Westrock plc (NYSE: SW) and as a member of the Audit Committee and the Nominating and Corporate Governance Committee, roles she has held since January 2020.

director qualifications:

Ms. Harrison has extensive global business experience, consumer markets experience, as well as innovation experience and risk management experience. Ms. Harrison also brings significant experience gained from service on the board of directors of other public companies.

board committees:

o
Compensation (Chair)
o
Governance and Nominating

Ashish K. Kulkarni, Ph.D.
principal occupation: Chief Executive Officer of Kebotix, Inc. director since: 2024 age: 56 independent: Yes professional experience:

Dr. Ashish K. Kulkarni has served as the Chief Executive Officer of Kebotix, Inc., a startup company focused on commercializing artificial intelligence methods into new material commercialization since 2022. From 2020 to 2022, Dr. Kulkarni served as Executive Vice President and Chief Innovation Officer of GAF. From 2016 to 2019, Dr. Kulkarni served as the Executive Vice President and Chief Technology and Innovation Officer of Avantar, Inc. (NYSE: AVTR), a global manufacturer and distributor in the biopharmaceutical, healthcare, education and government and advanced technologies and applied materials industries. From 2010 to 2016, Dr. Kulkarni was Chief Technology and Innovation Officer of Celanese Corporation (NYSE: CE). Dr. Kulkarni also held various leadership positions at United Technologies Corporation, American Standard and General Electric (NYSE: GE).

education:

Dr. Kulkarni holds a Ph.D. in Chemical Engineering and a Master of Science in Chemical Engineering from Rensselaer Polytechnic Institute.

other public company boards:

None.

director qualifications:

Dr. Kulkarni brings significant experience over a 28-year career, in innovation models and methods, R&D, strategic planning, technology including cybersecurity, artificial intelligence and robotics technologies for materials, business transformation credentials, and diversity.

board committees:

o
Governance and Nominating
o
Sustainability and Productivity

2026 proxy statement / 21

director nominees

Susan L. Main
principal occupation: Independent Director director since: 2017 age: 67 independent: Yes professional experience:

Susan L. Main retired from Teledyne Technologies Incorporated (NYSE: TDY) in 2023 as Senior Vice President and Chief Financial Officer. Prior to becoming Chief Financial
Officer, she was Vice President and Controller of Teledyne for eight years. From 1999 to 2004, Ms. Main served as Vice President and Controller for Water Pik Technologies,
Inc. She also held numerous financial roles at the former Allegheny Teledyne
Incorporated in its government, industrial and commercial segments.

education:

Ms. Main holds a Bachelor of Arts degree in Business Administration, with an emphasis in accounting, from California State University, Fullerton.

other public company boards:

Since September 2023, Ms. Main has served on the Board of Allegion PLC (NYSE: ALLE) and as Chair of the Audit and Finance Committee. Ms. Main previously served on the Board of Garrett Motion Inc. (NASDAQ: GTX) from 2018 to 2021.

director qualifications:

Ms. Main brings significant management and public company financial experience and knowledge to the Board in the areas of operations, risk oversight and corporate governance. Ms. Main is also an expert in accounting and financial reporting and has significant knowledge and experience in accounting, finance and internal control over financial reporting in a public company environment. Ms. Main also brings significant experience gained from service on the board of directors of other public companies.

board committees:

o
Audit
o
Compensation

Guillermo Novo
principal occupation: Chair of the Board and Chief Executive Officer of Ashland Inc. director since: 2019 age: 63 independent: No professional experience:

Guillermo Novo has served as the Chief Executive Officer of Ashland since December 2019 and has served as Chair of the Board since May 2019. Prior to joining the Company, Mr. Novo served on the Board of Versum Materials, Inc. (NYSE: VSM), and as the President and
Chief Executive Officer from 2016 to 2019. From 2014 to 2016, Mr. Novo was the
Executive Vice President, Materials Technologies, of Air Products and Chemicals, Inc.
(“Air Products”) (NYSE: APD). Mr. Novo joined Air Products in September 2012 as
Senior Vice President Electronics, Performance Materials, Strategy and Technology.
Prior to joining Air Products, Mr. Novo was Group Vice President of Dow Chemical
Company (NYSE: DOW). Mr. Novo began his career in 1986 with Rohm and Haas Company (which merged with Dow in 2009) and served in various executive roles for 24 years.

education:

Mr. Novo holds a Bachelor of Science degree in industrial engineering from the
University of Central Florida and a Master of Business Administration from the
University of Michigan.

other public company boards:

Since February 2021, Mr. Novo has served on the Board of PPG Industries, Inc. (NYSE: PPG) and as Chair of the Audit Committee and as a member of the Human Capital Management and Compensation Committee. Mr. Novo previously served on the
Board of Versum Materials Inc. (NYSE: VSM) from September 2016 to October 2019 and on the Board of Bemis Company Inc. (NYSE: BMS) and as a member of the
Compensation, Nominating and Governance Committee from March 2018 to May 2019.

director qualifications:

Mr. Novo brings over thirty years of leadership experience in the specialty materials and specialty chemicals industries. With his public company and leadership roles, he brings significant experience and knowledge to the Board in the areas of business strategy, business operations, manufacturing, finance, accounting, risk oversight and corporate governance. Mr. Novo also brings significant experience gained from service on the board of directors of other public companies.

22 / ashland.com 2026

director nominees

Jerome A. Peribere
principal occupation: Independent Director director since: 2018 age: 71 independent: Yes professional experience:

Mr. Peribere retired from Sealed Air Corporation (NYSE: SEE) in December 2017 as President and Chief Executive Officer. Prior to becoming President and Chief Executive Officer, he was the President and Chief Operating Officer of Sealed Air. Prior to joining Sealed Air, Mr. Peribere worked at The Dow Chemical Company (NYSE: DOW) from 1977 to 2012. Mr. Peribere served in multiple managerial roles with Dow, including as Executive Vice President of Dow and President and Chief Executive Officer, Dow Advanced Materials, a unit of Dow, from 2010 to 2012.

education:

Mr. Peribere holds a degree in business economics and finance from the Institut D’Études Politiques in Paris, France.

other public company boards:

Since May 2013, Mr. Peribere has served on the Board of Xylem Inc. (NYSE: XYL) and as Chair of the Nominating and Governance Committee. Mr. Peribere previously served on the Board of Sealed Air Corporation (NYSE: SEE) from 2012 to 2017.

director qualifications:

Mr. Peribere has significant management and chemical industry experience. Mr. Peribere also has extensive experience in the areas of finance, international business operations, safety, environmental compliance, risk oversight and corporate governance. Mr. Peribere is fluent in accounting and financial reporting and has significant knowledge and experience in accounting, finance and internal control over financial reporting in a public company environment. Mr. Peribere also brings significant experience gained from service on the board of directors of other public companies.

board committees:

o
Audit
o
Governance and Nominating (Chair)

2026 proxy statement / 23

director nominees

Scott A. Tozier
principal occupation: Independent Director director since: 2024 age: 59 independent: Yes professional experience:

Scott A. Tozier retired from Albemarle Corporation (NYSE: ALB), a specialty chemicals manufacturing company, in February 2025 as the Strategic Advisor to the Chief Executive Officer, a role he held since 2023. From 2011 to 2023, Mr. Tozier served as Executive Vice President and Chief Financial Officer of Albemarle Corporation.

education:

Mr. Tozier holds a Bachelor of Business Administration in Accounting and Information Systems Analysis and Design from the University of Wisconsin and a Master of Business Administration with an emphasis in Corporate Strategy and Finance from the University of Michigan.

other public company boards:

Since May 2024, Mr. Tozier has served on the Board of International Paper (NYSE: IP) and as a member of the Audit and Finance Committee and the Public Policy and Environment Committee. Mr. Tozier previously served on the Board of Garrett Motion Inc. (NASDAQ: GTX) and as Chair of the Audit and Finance Committee and a member of the Executive Compensation Committee from October 2018 to April 2021.

director qualifications:

Mr. Tozier brings significant experience over a 30-year career, in accounting, audit, corporate finance, risk management and executive leadership.

board committees:

o
Audit (Chair)
o
Sustainability and Productivity

24 / ashland.com 2026

executive officers

William C. Whitaker
Senior Vice President and Chief Financial Officer

Mr. Whitaker, age 37, is Senior Vice President and Chief Financial Officer of Ashland, a position he has held since July 2025.

Mr. Whitaker joined Ashland in 2015 and has held several positions of increasing responsibility in corporate development, treasury, financial planning and analysis (FP&A) and investor relations. Prior to Ashland, Mr. Whitaker held roles outside of the company within private equity and transaction advisory services. He holds a Bachelor of Science degree in finance from Ohio State University and holds a Chartered Financial Analyst (CFA) designation.

Dr. Osama M. Musa
Senior Vice President and Chief Technology Officer

Dr. Musa, age 57, is Senior Vice President of Ashland, a position he has held since 2018 and Chief Technology Officer, a position he has held since 2016.

Dr. Musa holds a Ph.D. in organic chemistry from Wayne State University, where he also completed a post- doctoral fellowship. In addition, he received an M.S. in macromolecular chemistry from the University of Detroit Mercy, an M.S. degree in heterocyclic organic chemistry from the University of Jordan, and a B.S. in chemistry from Yarmouk University in Jordan.

Alessandra Faccin Assis
Senior Vice President and General Manager, Life Sciences and Intermediates

Ms. Faccin Assis, age 47, is Senior Vice President and General Manager, Life Sciences and Intermediates of Ashland, a position she has held since June 2024. Prior to joining Ashland, Ms. Faccin Assis served as President, Asia Pacific at Sealed Air Corporation from December 2021 to June 2024. She also served as Vice President, Treasurer from August 2020 to December 2021 and Vice President and General Manager, Product Care North America from January 2018 to July 2020. Ms. Faccin Assis joined Sealed Air Corporation in 2013, and held multiple senior leadership positions, including head of corporate financial planning and analysis. Her prior leadership experience includes positions at Dow Chemical and Rohm and Haas.

Ms. Faccin Assis holds a Bachelor of Science degree in Business Administration from Fundação Getúlio Vargas in Brazil, and an Executive Master of Business Administration from Universidade de São Paulo in Brazil.

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executive officers

James P. Minicucci
Senior Vice President and General Manager, Personal Care

Mr. Minicucci, age 43, is Senior Vice President and General Manager, Personal Care of Ashland, a position he has held since April 2024. Previously, Mr. Minicucci served as Senior Vice President, Strategy, Mergers and Acquisitions, and Portfolio Management from May 2023 to May 2024. Previously, Mr. Minicucci served as the Senior Vice President and Global Head Specialty Gases at MERCK KGaA, Darmstadt, Germany from October 2019 to May 2023. Prior to that he served as Vice President and General Manager of Process Materials, Asia at Versum Materials from October 2016 to October 2019.

Mr. Minicucci holds a Bachelor of Science and a Master of Science degree in Chemical Engineering from Northeastern University.

Dago Caceres
Senior Vice President and General Manager, Specialty Additives

Mr. Caceres, age 53, is Senior Vice President and General Manager, Specialty Additives of Ashland, a position he has held since April 2024. Previously, Mr. Caceres served as global strategy director, IFF Pharma Solutions, from February 2021 to April 2024. He served as global strategic marketing leader, DuPont from August 2019 to February 2021. He has also held a variety of leadership positions and has extensive experience working with chemical and science-driven companies, including Dow Chemical, FMC BioPolymer, and Rohm and Hass.

Mr. Caceres holds a Bachelor of Science degree in Chemical Engineering from the National University of Colombia and a Master of Business Administration in International Business and Marketing from the Moore Schools of Business at the University of South Carolina.

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executive officers

Robin E. Lampkin
Senior Vice President, General Counsel and Secretary

Ms. Lampkin, age 62, is Senior Vice President, General Counsel and Secretary of Ashland, positions she has held since August 2023. Previously, Ms. Lampkin served as Vice President, Associate General Counsel, Chief Compliance Officer from January 2021 to August 2023. Prior to that, Ms. Lampkin served as Assistant General Counsel for Ashland’s Environmental, Product Regulatory, Trade and Governmental Affairs from January 2019 to January 2021. Ms. Lampkin joined Ashland in 1991 and during her 34-year tenure has held multiple leadership roles and has been active in tort litigation and global environmental regulatory and remediation.

Ms. Lampkin holds a Bachelor of Arts in Criminology and a Juris Doctorate from Ohio State University.

Eileen Drury
Senior Vice President and Chief Human Resources Officer

Ms. Drury, age 57, is Senior Vice President and Chief Human Resources Officer of Ashland, a position she has held since November 2021. Previously, Ms. Drury held multiple leadership roles at Ashland, including Vice President Human Resources from August 2020 to November 2021 and Director, Human Resources from April 2019 to August 2020. Ms. Drury also served as an HR Business Partner for various groups within Ashland from 2011 to 2019.

Ms. Drury holds a Master of Arts in Business Administration and Management and a Bachelor of Arts from Fairleigh Dickinson University.

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compensation discussion and analysis

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs and the compensation decisions made by the Compensation Committee under those programs. This CD&A focuses on the compensation of our named executive officers (“NEOs”) for fiscal 2025, who were:

Name	Title
Guillermo Novo	Chair of the Board and Chief Executive Officer (“CEO”)
William Whitaker	Senior Vice President and Chief Financial Officer (“CFO”)
Alessandra Faccin Assis	Senior Vice President and GM Life Sciences and Intermediates
Dr. Osama M. Musa	Senior Vice President and Chief Technology Officer
James Minicucci	Senior Vice President and GM Personal Care
Karl Bostaph(1)	Former Senior Vice President Operations
J. Kevin Willis(2)	Former Senior Vice President and Chief Financial Officer

(1)
Karl Bostaph retired from Ashland on October 1, 2025.
(2)
J. Kevin Willis resigned from Ashland on May 16, 2025.

fiscal year 2025 performance highlights and financial results

Key financial results for fiscal 2025 include:

o
Sales of $1,824 million in fiscal 2025 compared to $2,113 million in fiscal 2024. Portfolio Optimization initiatives including the curtailment or divestiture of lower margin products, reduced sales by approximately $208 million, or ten percent.
o
Operating loss of $775 million in fiscal 2025 compared to a loss of $26 million in fiscal 2024. Operating loss in fiscal 2025 included a $706 million goodwill impairment charge and a $175 million loss on the sale of the Avoca business line. Portfolio Optimization initiatives also had a significant impact on operating loss during fiscal 2025.
o
Loss from continuing operations of $822 million in fiscal 2025 compared to income of $199 million in fiscal 2024 and net loss of $845 million in fiscal 2025 compared to net income of $169 million in fiscal 2024. Both the loss from continuing operations and net loss in fiscal 2025 were also impacted by the goodwill impairment charge, the loss on sale from the Avoca business line and Portfolio Optimization initiatives.
o
Adjusted EBITDA of $401 million in fiscal 2025, down from $459 million in fiscal 2024, reflecting the impact of Portfolio Optimization, lower pricing, and reduced volumes. Portfolio Optimization reduced Adjusted EBITDA by $45 million, primarily due to the sale of the Nutraceuticals and Avoca business lines, as well as CMC and MC product line rationalizations.(1)

(1) Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income in Appendix A.

Throughout fiscal 2025, Ashland advanced its strategic priorities and delivered on key transformation initiatives. Ashland’s disciplined execution and strategic actions enabled Ashland to deliver resilient performance and strong margins despite a subdued demand environment and ongoing competitive pressures. Ashland completed its Portfolio Optimization with the sale of the Avoca business and implemented $30 million in restructuring cost savings. Significant progress was made on manufacturing

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compensation discussion and analysis

network optimization, with the $60 million program well advanced and further productivity opportunities under evaluation. Ashland continued to invest in globalization, accelerating growth across several high-quality businesses. Innovation driven growth enriched the technology portfolio and capabilities, including an asset repurpose strategy to efficiently scale innovation. Disciplined capital allocation remained a core focus, as Ashland executed to maintain a strong and flexible balance sheet, optimize the portfolio and deliver value to stockholders. Collectively, these initiatives strengthen Ashland’s foundation and position the company to deliver durable growth and long-term stockholder value.

As a result, Ashland achieved moderate success towards performance outcomes for the fiscal year 2025 annual incentive plan but did not meet the desired results for long-term performance grants with performance periods ending in fiscal 2025, with significantly reduced incentives earned under that program. These outcomes reflect our Compensation Committee’s commitment to designing an executive compensation program that aligns NEO compensation outcomes with Company performance and results for our stockholders.

(In millions) $	2025

Sales
Life Science	$641
Personal Care	577
Specialty Additives	511
Intermediates	137
Intersegment sales	(42)
$1,824
Operating Income (Loss)
Life Sciences	$(262)
Personal Care	90
Specialty Additives	(338)
Intermediates	8
Unallocated and other	(273)
$(775)
EBITDA(1)
Life Sciences	$(187)
Personal Care	155
Specialty Additives	(254)
Intermediates	21
Unallocated and other(2)	(273)
$(538)
Adjusted EBITDA(1)
Life Sciences	$193
Personal Care	158
Specialty Additives	94
Intermediates	21
Unallocated and other	(65)
$401

(1) EBITDA and Adjusted EBITDA are non-GAAP financial measures and are reconciled to net income for Ashland and operating income for each business unit in Appendix A.

(2) Excludes income (loss) from discontinuing operations and other net periodic benefit loss (income).

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compensation discussion and analysis

compensation philosophy

Our executive compensation program is designed to create a pay-for-performance culture by aligning compensation to the achievement of our financial and strategic objectives and our stockholders’ interests. We strive to provide our NEOs with a compensation package that is aligned with our Compensation Peer Group (as defined below), with the expectation, based on a comparison to executives in the Compensation Peer Group and a review of other competitive market information, that above-target performance will result in above-median pay and below-target performance will result in below-median pay. The Compensation Committee annually reviews the base salaries and the annual and long-term target incentive opportunities of our NEOs to determine whether these programs competitively reward our NEOs for their services.

The primary objectives of our executive compensation program and the guiding principles for setting and awarding executive compensation are to:

Align the interests of management with our stockholders

To closely align the interests of management with the interests of our stockholders, a significant portion of each executive’s compensation is equity-based and is linked to building long-term stockholder value through the achievement of Ashland's financial and strategic objectives.

Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk

Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should help drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features so that unnecessary or excessive risk is not encouraged.

Attract, retain and motivate executive talent by providing competitive levels of salary and target total pay

Compensation should be competitive with those organizations with which we compete for top talent and attract and retain executive officers with the skills, experience and motivation to achieve stated Company objectives.

Integrate with our performance management process of goal-setting and formal evaluation	Target-level goals should be aligned with the annual operating plan and be considered stretch yet achievable, based on an annual assessment of business conditions for the performance period.

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compensation governance practices

Our Compensation Committee intends to compensate our NEOs consistent with the objectives and design principles previously outlined. We have adopted the following compensation practices, which are intended to promote strong corporate governance and alignment with stockholder interests:

Independence of Committee Members

The Compensation Committee members satisfy both the NYSE’s general independence standards for directors as well as its heightened standards for service on a Compensation Committee, and are “non-employee directors” under SEC rules.

Independent Compensation Consultant	The Compensation Committee retains and annually reviews the independence of its compensation consultant.
Annual Risk Assessment

The Compensation Committee conducts an annual risk assessment of our executives, management, and designs plans and programs to ensure they are aligned with our compensation philosophy and do not encourage excessive risk taking.

Compensation at Risk	We grant a high percentage of at-risk compensation. We believe this is essential to creating a pay-for-performance culture.
Stock Ownership Guidelines

Our guidelines require executive officers to maintain an amount of equity equal to a multiple of base salary: (i) five times base salary for the CEO and (ii) three times base salary for all other Section 16 officers. Each officer is expected to achieve compliance with the guidelines by the fifth anniversary of the executive officer’s appointment.

Clawback Policy

Our Board of Directors has adopted a clawback policy in accordance with the rules of the New York Stock Exchange requirements, to recoup “excess” incentive compensation, if any, earned by current and former executive officers during a three year look back period in the event of a financial restatement due to material noncompliance with any financial reporting requirement under the securities laws (with no fault required) or for other fraud, material misrepresentation; material financial, reputational, or other harm; willful and material violations of code of conduct or other such policies; violation of restrictive covenants/agreements or other reasons for termination for cause.

Anti-Hedging and Pledging Policy	We prohibit our executive officers from hedging or pledging Ashland securities.
“Double triggers” in Change in Control Agreements and Salary Continuation Plan

The NEOs and other executive officers do not receive change in control cash severance unless their employment is terminated without cause (or by the executive for good reason) within a specified period following a change in control.

No Tax Gross-Ups on Change in Control Benefits	The NEOs and other executive officers are not entitled to tax gross ups in the event their change in control benefits are subject to “golden parachute” excise taxes under Section 280G of the Code.
Equity Incentive Compensation Plan Best Practices

Our Ashland Global Holdings Inc. 2021 Omnibus Incentive Compensation Plan includes many best practices for equity compensation programs, such as minimum vesting periods and the absence of single-trigger vesting.

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elements of compensation and link to company performance

primary compensation elements

We provide both fixed (salary) and variable (cash and equity incentive) compensation to our NEOs. The following table sets forth information regarding each of the three core elements of compensation for our NEOs in 2025, including a description of each element.

Compensation Element	Description
Base Salary	Fixed cash compensation based on each executive officer’s role, responsibilities, competitive market positioning, and individual performance.
Annual Incentive

Annual performance-based incentive cash compensation with target award amounts for each executive officer. Actual bonus amounts may be higher or lower than target based on the achievement of certain Company performance goals and individual performance.

Long-Term Incentive

Long-term incentives delivered through a blend of Performance Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”). Actual performance incentive amounts may be higher or lower than target based on the achievement of certain Company performance goals.

The majority of our NEOs’ compensation is performance-based and not guaranteed. The following table summarizes the key elements of our executive compensation program and describes why each element is provided:

	Base Salary	Annual Incentive	PSUs	RSUs
Recipient	All NEOs

When Granted / Received or Reviewed	Reviewed annually	Annually for prior year performance	First fiscal quarter, annually

Form of Delivery	Cash		Equity

Type of Performance	Short-term emphasis		Long-term emphasis

Performance Period	Ongoing	1 Year	3 Years

How Payout is Determined	Compensation Committee judgment based on review of market and other factors	Formulaic; Compensation Committee verifies performance before payout	Formulaic; Compensation Committee verifies performance before payout	Stock price on vest date

Most Recent Performance Measure	N/A	Adjusted EBITDA and Innovation Revenue(1) with an EHS/ safety modifier	Return on Net Assets (“RONA”), Adjusted Earnings Per Share (“EPS”) and relative Total Shareholder Return (“rTSR”)(1)	Stock price appreciation

What is Incentivized	Balance against excessive risk taking	Deliver on annual strategic objectives	Deliver on long-term strategic objectives; outperform peers	Balance against excessive risk-taking and retention

(1)
Adjusted EBITDA and Innovation Revenue (new product sales), in each case, as used for purposes of our Annual Incentive Plan, and Adjusted RONA and Adjusted EPS, as used for purposes of our Long-Term Incentive Performance Plan, are non-GAAP measures. Other than Adjusted RONA, a reconciliation of these measures to results in accordance with GAAP can be found in Appendix A.

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overall pay mix

As illustrated in the charts below, we place a significant emphasis on performance-based compensation (annual and long-term) so that a substantial percentage of each NEO’s total direct target compensation is contingent on the successful achievement of our financial and strategic goals, in accordance with our compensation philosophy.

total direct compensation mix

fiscal year 2025 compensation structure decisions

Our Compensation Committee reviews the base salaries and the annual and long-term target opportunities of our NEOs annually to determine whether these programs competitively reward our NEOs for their services based on a comparison to executives in the Compensation Peer Group and a review of other competitive market information.

base salary

The Compensation Committee considers each NEO’s experience, proficiency, performance and potential to impact future business results, the NEO’s behavior measured against key competencies and corporate values and competitiveness in the market, in making base salary decisions.

The Compensation Committee also reviewed the market data provided by its independent compensation consultant, Meridian Compensation Partners, in connection with the compensation recommendations submitted by Mr. Novo for each NEO other than himself. The Compensation Committee increased the base salary for Mr. Whitaker in May 2025 to recognize his additional responsibilities as Interim Chief Financial Officer, and again in July 2025, upon Mr. Whitaker’s formal appointment as Senior Vice President and Chief Financial Officer.

Below are the base salaries, effective January 2025 (and for Mr. Whitaker, effective July 2025, upon his appointment as Senior Vice President and Chief Financial Officer):

NEO	2024 Base Salary ($)	2025 Base Salary ($)	Change (%)

Guillermo Novo	1,128,500	1,162,360	3.0
William Whitaker	285,376	414,600	45.3
Alessandra Faccin Assis	490,000	504,700	3.0
Osama M. Musa	509,430	524,710	3.0
James Minicucci	448,000	461,440	3.0
Karl Bostaph	396,430	402,380	1.5
J. Kevin Willis	630,270	630,270	0.0

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compensation discussion and analysis

annual and long-term incentive target opportunities

Each year, the Compensation Committee reviews the annual and long-term incentive target opportunities to ensure alignment with our compensation philosophy and competitive practice.

fiscal year 2025 incentive plan designs and performance-related payouts annual and long-term incentive metrics and goals

Based on a review of the annual and long-term financial goals, operational plans, strategic initiatives and the prior year’s actual results, the Compensation Committee annually approves the financial performance metrics that will be used to measure performance in our annual and long-term incentive arrangements as well as the relative weighting that will be assigned to each metric. The Compensation Committee then approves threshold, target and maximum performance levels for each performance metric. The Compensation Committee seeks to establish corporate performance goals that are challenging yet attainable.

For our fiscal 2025 Annual Incentive Plan (“Annual Incentive Plan”) and Long-Term Incentive Performance Plan (“LTIPP”), the Compensation Committee approved the following performance metrics in November 2024 for the reasons noted below:

Performance Metric	Reason for Selection
Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”)(1)	An indicator of Ashland’s • Profitability • Ability to optimize cash flow and stockholder value
Innovation Revenue(1)	• An important measurement of Ashland’s ability to generate revenue from new products introduced
Environmental Health and Safety • Total Preventable Recordable Rate (“TPRR”) • Process Safety (“PSI”) • Spills and Releases (“EIC”) • Environmental, Social and Governance (“ESG”)	• Reflects the importance of environmental, social, governance and safety matters within Ashland

Return on Net Assets (“RONA”)(1)	• Measures results of capital allocation decisions
Relative Total Shareholder Return (“rTSR”)	• Measures performance against our Performance Peer Group and stockholder value creation
Adjusted Earnings Per Share (“aEPS”)(1)	• Measures ongoing operational performance

(1)
Adjusted EBITDA and Innovation Revenue, in each case, as used for purposes of our Annual Incentive Plan, and RONA and Adjusted EPS, as used for purposes of our LTIPP, are non-GAAP measures. Other than RONA and Innovation Revenue, a reconciliation of these measures to results in accordance with GAAP can be found in Appendix A.

adjustments to reported financial results

The Compensation Committee reviews our financial performance following the end of the fiscal year and determines the financial performance score. The Compensation Committee retains the authority to make adjustments to our reported financial results for items causing significant differences from assumptions contained in our annual operating plan which could include among other items certain environmental reserves, restructuring and severance costs for significant business model redesign events, unrealized gain on securities, accelerated amortization of debt issuance costs, debt financing costs, uncertain tax positions, other tax reform related activities and use of a constant foreign exchange rate (see Appendix A). The Compensation Committee has adopted a set of guidelines to help it evaluate potential adjustments. Adjustments to reported financial results are intended to better reflect executives’ line of sight and ability to affect performance results, align award payments with decisions that support the

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compensation discussion and analysis

annual operating plan, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period, and emphasize long-term and sustainable growth.

fiscal year 2025 annual incentive plan design

For fiscal 2025, the NEOs, including the CEO, participated in the Annual Incentive Plan, which is designed to reward executives for the achievement of EBITDA growth, and for delivering value through new product sales “Innovation Revenue” with an additional Environmental, Health and Safety (“EH&S”) modifier of up to +/- 10% of the target incentive. The relative weight of each financial metric, as a percentage of each NEO’s Annual Incentive Plan target award, is indicated below:

NEO	Adjusted Company EBITDA	Innovation Revenue	Adjusted Business Unit EBITDA
Alessandra Faccin Assis (1)	25%	25%	50%
James P. Minicucci (2)	25%	25%	50%
All Other NEOs	75%	25%	—

(1)
Adjusted Business Unit EBITDA for Ms. Faccin Assis was based on the Life Sciences and Intermediates reportable segments.
(2)
Adjusted Business Unit EBITDA for Mr. Minicucci was based on the Personal Care reportable segment.

The fiscal 2025 goals for each metric were established as indicated below:

Performance Levels	Ashland Adjusted EBITDA ($, millions)	Life Sciences & Intermediates Adjusted EBITDA ($, millions)(1)	Personal Care Adjusted EBITDA ($, millions)(1)	Innovation Revenue Sales ($, millions)	Payout (% of Target)

Threshold	365.6	196.1	139.5	46.9	50
Target	457.0	245.2	174.4	58.6	100
Maximum	548.4	294.2	209.2	70.3	200

(1)
Adjusted Business Unit EBITDA targets were used to determine the bonus payout for Mr. Minicucci and Ms. Faccin Assis as described in more detail under the section titled “fiscal year 2025 annual incentive performance” on page 36.

The named executive officers were also evaluated for performance against the EH&S metrics. Performance against the EH&S metrics may increase (or decrease) an executive’s annual incentive payout, calculated as described above, by up to 10% above the executive’s target bonus. However, the EH&S modifier may not increase the total annual incentive paid to any executive beyond 200% of target. For fiscal 2025, the Compensation Committee set EH&S targets in three areas with a fourth discretionary adjustment for achieving sustainability objectives, as described in the following table:

Metric	Corporate FY2025 Target(1)

Ashland (TPRR)	0.32
Ashland (Process Safety—PSI)	0.30
Ashland (Spills and Releases—EIC)	27

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compensation discussion and analysis

(1)
Targets were determined by assessing appropriate improvements versus prior year actual results as well as the three-year history of outcomes.

Using performance against goals as the starting point, the Compensation Committee uses its discretion when determining the modifier for an individual, team or Business Unit to reflect more closely:

o
the overall strength of the safety culture,
o
the seriousness of safety incidents, and
o
quality performance, individual leadership, safety trends, etc.

fiscal year 2025 annual incentive performance

The table below shows the adjusted fiscal 2025 performance compared to the pre-established financial performance targets for our identified named executive officers within the Ashland Inc., Personal Care and Life Sciences and Intermediates business units. Consistent with our compensation philosophy, when achievement is above or below target, compensation is also above or below target as illustrated below.

Corporate Performance Levels	Weighting	Target ($, millions)	Committee Adjusted Result ($, millions)	Payout (% of Target)

Adjusted Company EBITDA	75%	457.0	398.0	67.7%
Innovation Revenue	25%	58.6	64.3	148.6%
EH&S Modifier	modifier	varies	varies	0.0%
Combined Weighted Payout (% of Target)				87.9%

Life Sciences & Intermediates Performance Levels	Weighting	Target ($, millions)	Committee Adjusted Result ($, millions)	Payout (% of Target)

Adjusted Business Unit EBITDA	50%	245.2	202.3	56.3%
Adjusted Company EBITDA	25%	457.0	398.0	67.7%
Innovation Revenue	25%	58.6	64.3	148.6%
EH&S Modifier	modifier	varies	varies	0.0%
Combined Weighted Payout (% of Target)				82.2%

Personal Care Performance Levels	Weighting	Target ($, millions)	Committee Adjusted Result ($, millions)	Payout (% of Target)

Adjusted Business Unit EBITDA	50%	174.4	160.0	79.5%
Adjusted Company EBITDA	25%	457.0	398.0	67.7%
Innovation Revenue	25%	58.6	64.3	148.6%
EH&S Modifier	modifier	0.32	0.35	0.0%
Combined Weighted Payout (% of Target)				93.8%

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compensation discussion and analysis

fiscal year 2025 annual incentive payout

Based on the performance outlined above, the Compensation Committee approved the following annual incentive payouts for the NEOs:

NEO	Annual Incentive Target ($)	Annual Incentive Target Earned (%)	EH&S Modifier Earned (%)	Annual Incentive Actual Payout ($)

Guillermo Novo	1,452,950	87.9%	2.5%	1,313,830
William Whitaker	269,490	87.9%	2.5%	243,686
Alessandra Faccin Assis	328,055	82.2%	5.0%	286,146
Osama M. Musa	393,533	87.9%	2.5%	355,852
James Minicucci	299,936	93.8%	10.0%	311,409
Karl Bostaph (1)	261,547	87.9%	2.5%	236,504
J. Kevin Willis (2)	567,243	0.0%	0.0%	-

(1)Mr. Bostaph retired after the fiscal year was completed and will receive an annual bonus payment per the Plan.

(2) Mr. Willis departed Ashland prior to the fiscal year close and is not entitled to an annual bonus per the Plan.

fiscal year 2025 equity grants

We typically grant annual equity awards during the first quarter of each fiscal year. Neither the Board nor the Compensation Committee takes material non-public information into account when determining the timing or terms of equity awards and we do not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation. During fiscal 2025, the Company did not grant awards of stock options to any NEO within four business days before the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a Current Report on Form 8-K that discloses material non-public information, and ending one business day after the filing or furnishing of any such report.

The Compensation Committee approved the annual grants shown in the table below during the first quarter of fiscal 2025 and for Mr. Whitaker, upon his appointment as Chief Financial Officer in July 2025.

NEO	Aggregate Target FY2025 Equity Award (% of Base Salary)	Aggregate Target FY2025 Equity Award ($)	Target FY2025 - 2027 PSUs (60% of Equity Award) ($)	Target FY2025-2027 PSUs (1)	Target RSU Award (40% of Equity Award) ($)	Target RSU Award (#)(1)

Guillermo Novo	439%	5,100,000	3,060,000	39,509	2,040,000	26,340
William Whitaker (2)	265%	1,100,000	660,000	8,521	440,000	5,681
Alessandra Faccin Assis	150%	757,050	454,230	5,864	302,820	3,910
Osama M. Musa	150%	787,065	472,239	6,097	314,826	4,065
James Minicucci	125%	576,800	346,080	4,468	230,720	2,979
Karl Bostaph	100%	402,380	241,428	3,117	160,952	2,078
J. Kevin Willis	225%	1,418,000	850,800	10,985	567,200	7,323

(1)
The number of units reflected here are based on the per share of Ashland Common Stock on November 13, 2024 ($77.45).

fiscal year 2025-2027 PSU design

Our Long-Term Incentive Performance Plan (“LTIPP”) for our NEOs in fiscal 2025 was composed of 60% in the form of PSUs and 40% in the form of RSUs. We grant executives a mix of equity award types to provide an effective balance between rewarding our NEOs for strong corporate performance and encouraging NEO retention. This design enhances the alignment of the executives’ interests and long-term strategies with those of our stockholders. LTIPP targets are expressed as a percentage of base salary and, in the

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compensation discussion and analysis

case of PSUs and RSUs, the number of units awarded is determined by dividing the amount of the LTIPP target by the closing price of Ashland Common Stock on the grant date and rounding down to the nearest whole share.

performance stock units (“PSUs”)

PSUs are designed to reward executives for achieving long-term performance that meets or exceeds pre-established performance metrics. PSUs vest in full at the end of the three-year performance period and the number of PSUs that can be earned by the NEOs depends upon the level of achievement against the pre-established performance metrics at the end of the performance period. PSUs issued prior to September 2024 are not entitled to receive dividend equivalents or to receive cash dividends during the performance period. After September 2024, dividend equivalents on PSUs are accumulated but only become payable if the underlying PSU vests. At the time of vesting, one share of Ashland Common Stock is issued for each PSU and any accrued dividend equivalents that were declared during the performance period.

restricted stock units (“RSUs”)

RSUs provide strong retentive value, while still providing alignment with stockholder value creation. Our annual RSU grants generally vest in equal installments on each anniversary of the date of grant over a three-year period. Dividend equivalents are accrued on outstanding RSUs at the same time and at the same rate as dividends are paid to stockholders. Dividend equivalents on RSUs are accumulated but only become payable if the underlying RSU vests. At the time of vesting, one share of Ashland Common Stock is issued for each RSU and any accrued dividend equivalents.

Our annual RSU grants generally vest in equal installments on each anniversary of the date of grant over a three-year period. Dividend equivalents are accrued on outstanding RSUs at the same time and at the same rate as dividends are paid to stockholders. Dividend equivalents on RSUs are accumulated but only become payable if the underlying RSU vests. At the time of vesting, one share of Ashland Common Stock is issued for each RSU and any accrued dividend equivalents.

In November 2024, the Compensation Committee reviewed and approved the performance metrics and target performance levels for the PSUs covering a performance period beginning October 1, 2024 and ending September 30, 2027 (the “2025-2027 PSUs”).

The structure for the 2025-2027 PSUs will be measured based on achievement against adjusted Return on Net Assets (“RONA”), adjusted Earnings Per Share (“aEPS”) and relative total stockholder return (“rTSR”) at the end of the performance period. Twenty percent (20%) of the PSUs will be earned based on the average of each fiscal year RONA final performance. Twenty percent (20%) of the PSUs will be earned based the Adjusted EPS performance at the end of fiscal year 2027. Sixty percent (60%) of the PSUs will be earned based on Ashland’s rTSR performance versus the S&P400 at the end of fiscal year 2027. rTSR payout is capped @ 100% if overall performance is negative. Depending on the level of performance against the RONA, Adjusted EPS and rTSR metrics, NEOs can earn from 0% of the target number of PSUs to up to 200% of the target number of PSUs for above target performance.

Target performance against the rTSR metric is achieved for rTSR at the 50th percentile of the peer group. Due to the competitive sensitivity and the forward-looking nature of the RONA and aEPS metrics, Ashland does not disclose the targets for the RONA or aEPS metric for in-progress PSU programs. The Compensation Committee nonetheless views the RONA and aEPS performance targets for the 2025-2027 PSUs as challenging to achieve and subject to performance risk. Both targets for the 2025-2027 PSUs will be disclosed in a future Ashland proxy statement reporting NEO compensation for the year in which the award has been earned.

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compensation discussion and analysis

fiscal year 2023 - 2025 PSUs performance results and payouts

In November 2022, the Compensation Committee established a three-year performance share unit program, covering a measurement period from October 1, 2022 to September 30, 2025 (the “2023-2025 PSUs”). The 2023-2025 PSUs could be earned based on achievement against two weighted performance metrics - RONA and rTSR.

The following table shows the performance objectives for each performance metric measured for the 2023-2025 PSUs, Ashland’s actual performance against those metrics, and the resulting payout as a percentage of the target performance:

RONA and rTSR Performance Levels	Weighting	Threshold %	Target (%)	Maximum (%)	Adjusted Performance (%)	Payout (% of Target)

RONA	40%	16.6	18.4	20.2	8.6	0.0
rTSR	60%	25.0	50.0	75.0	3.0	0.0
Combined Weighted Payout (% of Target)						0.0

Because Ashland’s performance against each of these measures fell below the minimum level of performance required to earn a payout under the 2023 - 2025 PSUs, no NEO received a payout at the end of the performance period for the 2023 - 2025 PSUs as shown in the table below.

NEO	Number of PSUs Granted	Award % of Target	Number of Units Earned (#)	Payout Amount ($)

Guillermo Novo	26,006	0.0%	-	$-
William Whitaker	449	0.0%	-	$-
Alessandra Faccin Assis(1)	—	—	-	$-
Osama M. Musa	4,140	0.0%	-	$-
James Minicucci (1)	—	—	-	$-
Karl Bostaph	1,678	0.0%	-	$-
J. Kevin Willis	7,683	0.0%	-	$-

(1)
Ms. Faccin Assis and Mr. Minicucci were hired after November 2022 and thus were not eligible to receive a 2023 PSU award.

other compensation elements

retirement benefits

Ashland offers NEOs a combination of tax-qualified and non-qualified retirement plans that are designed to assist the NEOs in building savings for retirement over the term of their employment. A summary of our various plans is listed below.

The Company’s Employee Savings Plan is a tax-qualified vehicle which provides retirement benefits to the NEOs and their families. The benefits in this plan are available to most U.S.-based employees. The Company contributions, 4% match and 4% basic contribution, are funded to an external trust and are separate from the assets of Ashland and by law are protected from Ashland’s creditors.

The benefits that may be provided under the tax-qualified plan are limited by the IRS. This plan, standing alone, does not provide sufficient retirement income to the NEOs when compared to their pay as an active employee. To make up for this gap in potential replacement income in retirement, Ashland offers the NEOs non-qualified retirement plans that complement each other and the tax-qualified plan (non-qualified defined contribution plan and voluntary employee deferral plan).

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compensation discussion and analysis

Ashland has an unfunded, non-qualified defined contribution plan that provides a company contribution equivalent to a base contribution of 4% basic and a 4% Company match on annual incentive compensation paid and eligible earnings in excess of limits established under Code Section 401(a)(17) not permitted in the Employee Savings Plan.

Ashland also has employee deferral plans that allow the NEOs to annually make a separate deferral election so that the NEOs and other senior leaders can save amounts from their own pay in addition to amounts they are allowed to save in the Employee Savings Plan.

For a description of these plans, see the “Non-Qualified Deferred Compensation” section on page 51 of this Proxy Statement.

NEOs are also offered additional benefits the same as other U.S.-based employees.

executive perquisites

Ashland provides the NEOs and other selected executives with financial planning services (including tax preparation) and reimbursement for an annual executive physical. Each NEO also participates in various health and welfare programs, in each case, on the same terms (including with respect to premiums paid and Company contributions) as are available to Ashland employees generally.

The Compensation Committee reviews the perquisites provided to executive officers as part of its overall review of executive compensation. The Compensation Committee has determined the perquisites serve a useful business purpose, as such expenditures allow the executives to be more effective in their duties and the types and amounts are well within the appropriate range of market practices. A detailed description of the cost of these perquisites is included in the “Summary Compensation Table” section of this Proxy Statement.

senior leadership severance plan

In August 2021, the Committee approved a Senior Leadership Severance Plan for U.S. executive officers and certain senior leaders (the “Senior Leadership Severance Plan”) designed to provide for financial protection to certain key executives of the Company in the event of unexpected job loss (whether before or in connection with a Change in Control), in order to encourage the continued attention of Participants who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of management. The Senior Leadership Severance Plan provides certain benefits in the event of a qualified termination with and without a change in control. A qualified termination means any termination of a Participant’s employment: (i) at any time other than during the Change in Control Protection Period, by the Company without Cause (and not as a result of the Participant’s disability or death); or (ii) solely during the Change in Control Protection Period, by the Company without Cause (and not as a result of the Participant’s disability or death), or by the Participant for Good Reason. The plan does not provide benefits in the event of a termination for cause or a voluntary resignation.

Under the Senior Leadership Severance Plan, in the event of a termination without cause or resignation for good reason within two years after a change in control and not otherwise covered by a change in control agreement, certain benefits will be paid as follows:

o
Lump sum cash severance (2x—3x) annual base salary, target annual incentive plan bonus and current fiscal year annual incentive plan bonus (pro-rated);
o
Continued coverage under Ashland’s medical, dental and vision plans for the applicable COBRA continuation period, with Ashland continuing to subsidize its share of the premium for the same period;
o
Outplacement services for up to one year and reimbursement of legal fees to enforce rights to benefits; and
o
Financial planning services for the current calendar year for plan participants prior to September 2022.

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compensation discussion and analysis

A detailed description of this plan is included in the “Potential Payments upon Termination or Change in Control” section on page 52 of this Proxy Statement.

change in control agreements

Mr. Novo entered into a change in control agreement that sets forth the economic consequences and entitlements for a termination without cause or for good reason after a change in control. The primary purpose of these agreements is to align executive and stockholder interests by enabling the executives to assess possible corporate transactions without regard to the effect such transactions could have on their employment.

A detailed description of these agreements is included in the “Potential Payments upon Termination or Change in Control” section on page 52 of this Proxy Statement.

compensation setting process

role of stockholder say-on-pay votes

The Compensation Committee regularly reviews the philosophy, objectives and elements of our executive compensation programs in relation to our short- and long-term business objectives. In undertaking this review, the Compensation Committee considers the views of stockholders as reflected in their annual advisory vote on our executive compensation proposal. At our 2025 Annual Meeting, stockholders approved our executive compensation proposal by an overwhelming majority (approximately 98%). Based on the Compensation Committee’s review and the support of our executive compensation programs received from stockholders, the Compensation Committee maintained the core elements of our executive compensation programs in fiscal 2025.

role of the compensation committee

The Compensation Committee is responsible for the approval and administration of compensation programs for directors, executive officers and certain other employees of Ashland. The Compensation Committee frequently reviews Ashland’s compensation practices and considers, among other things: Ashland’s compensation philosophy, its financial and operating performance, individual performance, practices and compensation levels of peer companies and the voting guidelines of certain proxy advisory firms and stockholders. In making compensation decisions, the Compensation Committee uses several resources and tools, including competitive market information, and reviews accumulated and potential equity holdings.

When making individual recommendations to the Compensation Committee for NEOs other than himself with respect to base salary, annual incentive and long-term compensation, the CEO considers the relative importance of the executive’s position within the organization, individual tenure and experience, individual performance and the contributions to Ashland’s financial and operating results.

role of management

Management also plays an important role in the process of setting compensation for executives other than the CEO. The CEO, and in certain instances other executives, in consultation with the Compensation Committee’s independent compensation consultant and human resources, develops compensation recommendations for the Compensation Committee’s consideration.

role of the independent compensation committee consultant

In July 2020, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its consultant, which continued throughout fiscal 2025. Meridian is independent under the Dodd-Frank

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compensation discussion and analysis

Wall Street Reform and Consumer Protection Act and does not provide any other non-executive compensation related work for Ashland. During fiscal 2025, Meridian assisted the Compensation Committee with various activities related to benchmarking and advising on executive compensation matters.

compensation comparator peer group

The Compensation Committee primarily uses two comparator groups as part of its executive compensation process. The “Compensation Peer Group” is used to assess the competitiveness of our NEO’s compensation and the “Performance Peer Group” is used to evaluate our stock performance.

compensation peer group

The Compensation Committee considers relevant market pay practices, among other factors, when setting executive compensation to enhance our ability to recruit and retain high-performing talent. In assessing market competitiveness, the compensation of our NEOs is reviewed against executive compensation at a number of companies with which we compete for executive talent. Factors used to determine the companies included in the analysis and how the data is used is set forth below:

Considerations used to choose peer group
✓	Comparable revenue size
✓	Global operations
✓	Industry
✓	Business Model
✓	Market Capitalization
How we use peer group information
✓	Input in developing base salary ranges, annual incentive target opportunities and long-term incentive awards
✓	Assess competitiveness of total direct compensation
✓	Determine form and mix of equity
✓	Input to designing compensation plans, benefits and perquisites

The Compensation Peer Group is annually reviewed by the Compensation Committee, with support from its independent compensation consultant, Meridian Compensation Partners. During the review, the Compensation Committee considers whether the Compensation Peer Group companies remain appropriate from a business and talent perspective.

2025 compensation peer group

➢	Albemarle Corporation	➢	FMC Corporation	➢	Quaker Chemical
➢	Avient Corporation	➢	H.B. Fuller Company	➢	RPM International Inc.
➢	Axalta Coating Systems Ltd	➢	Ingevity Corporation	➢	Sensient Technologies Corporation
➢	Cabot Corporation	➢	Innospec Inc.	➢	Stepan Corporation
➢	Element Solutions, Inc.	➢	Minerals Technologies	➢	The Chemours Company
➢	Entegris, Inc.	➢	New Market Corporation

Additionally, competitive pay data was gathered from the Equilar 2025 Executive Compensation Survey. The data from the survey is scoped to Ashland’s industry and adjusted to Ashland’s revenue size.

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compensation discussion and analysis

performance peer group

In fiscal 2025 the Compensation Committee utilized the entire S&P 400 index as our performance peer group (the “Performance Peer Group”). We believed the Performance Peer Group was an appropriate measure for determining rTSR, because it reflects Ashland’s performance compared to the broader stock market and provides transparency as to ongoing performance for our investors and incentive plan participants through a publicly available stock index. Our Performance Peer Group is used solely for assessing rTSR performance for our PSUs.

additional compensation information and tax matters

policies regarding stock ownership

We currently have Stock Ownership Guidelines (“Guidelines”) for our executive officers and other key executives as designated by the Compensation Committee. The purpose of these Guidelines is to align the interests of our executives with the interests of our stockholders within 5 years of appointment as a Section 16 Officer. Ownership includes stock actually owned by each executive officer, a family member, within a retirement plan, shares held in trust, or deferred shares. The current Guidelines as determined by the Compensation Committee are noted below:

Role	Stock Ownership Requirements
Chief Executive Officer	Ownership equal to 5 times base salary
Chief Financial Officer and Other Section 16 Officers	Ownership equal to 3 times base salary

policy regarding employee, officer and director hedging and pledging

Under Ashland’s Insider Trading Policy, directors, officers, employees and certain persons or entities related to these individuals, are prohibited from purchasing any financial instruments that are designed to hedge or offset any decrease in the market value of equity securities of Ashland granted to or held by such covered persons. Such financial instruments include, but are not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds.

Additionally, all directors and officers of Ashland are prohibited from, directly or indirectly, pledging equity securities of Ashland. Pledging includes, but is not limited to, the creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding of shares in a margin account.

clawback policy

In October 2023, the Board approved updates to Ashland's clawback policy in compliance with the rules of the New York Stock Exchange. Under the clawback policy, Ashland may recoup “excess” incentive compensation, if any, earned by current and former executive officers during a three year look back period in the event of a financial restatement due to material noncompliance with any financial reporting requirement under the securities laws (with no fault required).

Additionally, in September 2024, Ashland adopted a supplemental recoupment policy for all employees permitting the recovery of “excess” incentive compensation in the event of accounting restatement from non-executives, and from all employees in other circumstances including: a manifest error in the payment of incentive compensation to the employee; the employee’s fraud or material misrepresentation directed at or impacting Ashland; acts that cause material financial, reputational, or other harm to Ashland; the employee’s willful and material violations of Ashland’s code of conduct or other policies; violations by the employee of any employment or restrictive covenants agreements; or acts for which the employee has been terminated from Ashland for cause.

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compensation committee report

The Compensation Committee has reviewed the Compensation Discussion and Analysis contained in this Proxy Statement and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ashland’s Annual Report on Form 10-K for fiscal 2025 and Ashland’s Proxy Statement for its 2026 Annual Meeting of Stockholders. This report is provided by the following independent directors who comprise the Compensation Committee:

compensation committee

Suzan F. Harrison, Chair

Steven D. Bishop

Susan L. Main

The Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Ashland specifically incorporates the Compensation Committee Report by reference.

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fiscal 2025 executive compensation tables

summary compensation table

The following table summarizes the compensation of the Company’s CEO, CFO, the three other most highly compensated executive officers, and certain other former executive officers for the fiscal years ended September 30, 2025, 2024 and 2023:

Name and Principal Position(1)	Year ($)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Guillermo Novo	2025	1,152,332	—	5,233,863	1,313,830	207,398	7,907,423
Chair and Chief	2024	1,128,500	—	6,242,771	1,477,772	132,948	8,981,991
Executive Officer	2023	1,114,805	—	5,454,895	101,565	286,649	6,957,914
William Whitaker	2025	323,475	—	1,748,658	243,686	34,549	2,350,368
SVP and Chief Financial Officer
Alessandra Faccin Assis	2025	500,347	—	776,798	286,146	522,888	2,086,178
SVP & GM Life Sciences & Intermediates	2024	131,923	90,000	1,439,918	96,487	252,119	2,010,447
Osama M. Musa	2025	520,185	—	807,638	355,852	60,147	1,743,822
SVP, Chief	2024	509,430	—	947,789	400,260	65,188	1,922,667
Technology Officer	2023	505,150	—	1,668,341	28,656	96,770	2,298,917
James P. Minicucci	2025	457,460	—	591,839	311,409	60,793	1,421,501
SVP & GM Personal Care
Karl Bostaph	2025	383,869	—	412,919	236,504	503,232	1,536,524
SVP, Operations	2024	387,420	—	491,685	269,946	462,145	1,611,196
J. Kevin Willis	2025	496,943	—	1,455,194	354,333	100,859	2,407,328
SVP, Chief	2024	630,270	—	1,759,077	594,245	75,556	3,059,148
Financial Officer	2023	624,974	—	1,611,560	42,544	133,300	2,412,378

(1)
Amounts for each officer are shown only for the years in which the individual served as an NEO.
(2)
These amounts represent the aggregate grant date fair value of PSUs and RSUs issued during the applicable fiscal year and computed in accordance with FASB ASC Topic 718. The assumptions made when calculating these amounts with respect to PSUs and RSUs are found in Note O to the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and the grant date fair values can be found in the footnotes to the “Grants of Plan-Based Awards” table in this Proxy Statement. For PSU awards, the grant date fair value is based on target levels, which is the assumed probable outcome of performance conditions.

The grant date fair values of the PSU awards granted in fiscal 2025 assuming the maximum level of performance are as follows: Mr. Novo, $6,423,373; Mr. Whitaker, $2,211,413; Ms. Faccin Assis, $953,369; Dr. Musa, $660,725; Mr. Minicucci, $484,163; Mr. Bostaph $337,841; and Mr. Willis, $1,785,941.

(3)
These amounts were earned by each officer under the Company's annual incentive plan, which are accrued in the fiscal year earned and paid in the first quarter of the following fiscal year. Mr. Willis received a payment of the annual incentive plan at target, aligning to the treatment of his annual incentive plan bonus upon retirement.
(4)
For the amounts reported in the “All Other Compensation” column, the table below reflects the types and dollar amounts of perquisites, additional compensation, and other personal benefits provided to the NEOs during fiscal year 2025. For purposes of

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2025 executive compensation tables

computing the dollar amounts of the items listed below, we used the actual out-of-pocket costs to us of providing the perquisite or other personal benefit to the NEO:

		Perquisites
Name	Tax and Financial Planning(1)	Executive Physical	Relocation Expenses(2)	Expatriate Benefits(3)	Matching Contributions Under Qualified Savings Plan	Matching Contributions Under Non-Qualified Defined Contribution Plan	Tax Gross Ups(4)	Total All Other Compensation

Guillermo Novo	26,000	1,877	—	—	28,000	161,990	17,408	207,398
William Whitaker	—	—	—	—	25,571	8,978	—	34,549
Alessandra Faccin Assis	—	—	312,389	—	29,833	7,524	173,142	522,888
Osama M. Musa	13,783	—	—	—	27,028	33,119	—	60,147
James Minicucci	—	—	—	—	29,612	31,181	—	60,793
Karl Bostaph(3)	—	—	—	313,406	20,355	23,743	145,728	503,232
J. Kevin Willis	15,815	—	—	—	26,180	62,807	11,872	100,859

(1)
The amounts reported in this column represent the aggregate incremental cost to the Company with respect to tax and financial planning services for Mr. Novo, Dr. Musa, and Mr. Willis.

(2)
The amount reported in this column for Ms. Faccin Assis represents the aggregate incremental cost to the Company in connection with Ms. Faccin Assis’ relocation from Singapore to the United States.
(3)
The amount reported in this column represents an expatriate allowance to Mr. Bostaph, pursuant to the Company’s executive mobility policy.
(4)
The amounts reported in this column reflect: (i) FICA tax gross-up payments made to Mr. Novo and Mr. Willis; (ii) a tax gross-up payment provided to Ms. Faccin Assis related to her relocation from Singapore to the United States; and (iii) a tax gross-up payment made to Mr. Bostaph in connection with host country allowances. These gross-up payments were made to cover the additional tax liabilities incurred by the NEOs as a result of company-provided benefits.

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2025 executive compensation tables

fiscal 2025 grants of plan-based awards

The following table sets forth details regarding non-equity and equity plan-based awards granted to each of the NEOs in fiscal 2025:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(4)	Awards ($)(5)

Guillermo Novo	11/13/2024	581,180	1,452,950	2,905,900	19,755	39,509	79,018	26,339	5,233,863
William Whitaker	11/13/2024	107,796	269,490	538,980	504	1,007	2,014	671	133,375
	5/15/2025							2,516	129,977
	7/18/2025				6,466	12,931	25,862	8,620	1,485,307
Alessandra Faccin Assis	11/13/2024	131,222	328,055	656,110	2,932	5,864	11,728	3,909	776,798
Osama M. Musa	11/13/2024	157,413	393,533	787,065	3,049	6,097	12,194	4,064	807,638
James Minicucci	11/13/2024	119,974	299,936	599,872	2,234	4,468	8,936	2,978	591,839
Karl Bostaph	11/13/2024	104,619	261,547	523,094	1,559	3,117	6,234	2,078	412,919
J. Kevin Willis	11/13/2024	226,897	567,243	1,134,486	5,493	10,985	21,970	7,323	1,455,194

(1)
The dates reported in this column represent the grant dates for the equity-based awards disclosed in the “All Other Stock Awards: Number of Shares of Stock or Units” column.
(2)
The amounts reported in these columns represent the potential annual incentive payouts under the fiscal year 2025 Annual Incentive Plan. For fiscal 2025, the actual dollar amounts earned will be paid in December 2025 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in this Proxy Statement.
(3)
The amounts reported in these columns represent the range of payouts possible in connection with the PSU awards granted under the LTIPP for the fiscal 2025-2027 performance period, granted in November 2024 (and July 2025 for Mr. Whitaker) pursuant to the Ashland Inc. 2021 Omnibus Incentive Compensation Plan (the “2021 Omnibus Plan”).
(4)
The amounts reported in this column represent the number of RSUs granted in fiscal 2025 pursuant to the 2021 Omnibus Plan. All RSU awards --other than the retention grant to Mr. Whitaker -- vest in equal annual installments on each anniversary of the grant date over a three-year period.
a.
Mr. Whitaker received an award on May 15, 2025 in recognition of his interim CFO responsibilities; this award will cliff-vest on May 15, 2028.
b.
An additional award was granted on July 18, 2025 to recognize Mr. Whitaker’s appointment as CFO; the July 2025 award will vest in three equal annual installments beginning November 20, 2026.
c.
The PSU award will cliff-vest on November 20, 2028.
(5)
The dollar amounts reported in this column represent the aggregate grant-date fair value of the equity awards (PSUs and RSUs) granted to each NEO and were calculated in accordance with FASB ASC Topic 718. These values:
a.
assume (i) payment of PSUs at target using a Monte-Carlo simulation incorporating the relative rTSR at $87.57 and RONA as valued at the end of the fourth fiscal quarter;
b.
(ii) for Mr. Whitaker, reflect grant-date fair values of $51.04 per RSU and $85.91 per PSU for awards granted on July 18, 2025, and
c.
(iii) for all other NEOs, reflect a grant-date fair value of $77.45 per RSU for awards granted on November 13, 2024.

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2025 executive compensation tables

fiscal 2025 outstanding equity awards

The following table shows outstanding equity awards held by each of our NEOs as of September 30, 2025, including Stock Appreciation Rights (“SARs“), PSUs, and RSUs, in accordance with the measurement date required for fiscal year-end reporting.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Guillermo Novo	70,047	76.76	1/2/2030	56,917	2,726,898	113,912	5,457,525
William Whitaker	1,500	77.90	11/13/2029	12,750	610,850	15,537	744,398
Alessandra Faccin Assis	—	—	—	16,612	795,898	6,031	288,930
Osama M. Musa	12,200	77.90	11/13/2029	19,481	933,313	16,430	787,176
	5,550	82.34	11/15/2028	—	—	—	—
	8,650	67.16	12/15/2027	—	—	—	—
	9,793	57.96	12/16/2026	—	—	—	—
James Minicucci				9,762	467,706	8,122	389,125
Karl Bostaph	2,350	76.76	1/2/2030	4,702	225,263	8,007	383,596
J. Kevin Willis	28,450	67.16	12/15/2027	—	—	—	—
	32,583	57.96	12/16/2026	—	—	—	—
	30,229	59.41	12/18/2025	—	—	18,856	903,391

(1)
The amounts reported in this column reflect outstanding SARs.
(2)
The amounts reported in this column and the corresponding dollar values represent the number of PSUs earned with respect to the fiscal 2023-2025 LTIPP performance period that will be paid in November 2025 and other unvested RSUs.

performance stock units earned

The number of PSUs earned for the fiscal 2023 – 2025 performance period was determined by the Compensation Committee in November 2025. The amounts reflect the Company’s achievement relative to the goals established under the long-term incentive program (“LTIP”). PSUs do not earn dividends or dividend equivalents until vested.

Name	2023 – 2025 LTIPP(1)

Guillermo Novo	—
William Whitaker	—
Alessandra Faccin Assis(2)	N/A
Osama M. Musa	—
James Minicucci(2)	N/A
Karl Bostaph	—
J. Kevin Willis	—

(1) Based on the level of achievement against the performance metrics certified by the Compensation

Committee in November 2025, the NEOs achieved 0% of target performance due to underachievement against the RONA and rTSR metrics.

(2) Mr. Minicucci and Ms. Faccin Assis did not participate in the 2023 - 2025 LTIP program as they joined the

Company after the commencement of the performance cycle.

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2025 executive compensation tables

unvested restricted stock units

The following presents the unvested RSUs held by each NEO as of September 30, 2025. Unless otherwise noted, RSUs vest in equal installments on each annual anniversary of the date of grant over a three-year period. Dividend equivalents accrue on outstanding RSUs and vest upon vesting of the underlying RSU. Upon vesting, RSUs and any related dividend equivalents are converted to shares of Ashland common stock.

For Mr. Novo:

(i) 27,088 RSUs remaining from a grant of 26,339 RSUs on November 13, 2024; and 749 RSUs earned from dividend equivalents.

(ii) 5,470 RSUs remaining from a grant of 5,252 RSUs on November 14, 2023; and 218 RSUs earned from dividend equivalents.

(iii) 18,238 RSUs remaining from a grant of 26,263 RSUs on November 14, 2023; and 840 RSUs earned from dividend equivalents.

(iv) 6,122 RSUs remaining from a grant of 17,337 RSUs on November 17, 2022; and 587 RSUs earned from dividend equivalents.

For Mr. Whitaker:

(i) 8,685 RSUs remaining from a grant of 8,620 RSUs on November 13, 2024; and 65 RSUs earned from dividend equivalents.

(ii) 2,557 RSUs remaining from a grant of 2,516 RSUs on May 15, 2025; and 41 RSUs earned from dividend equivalents.

(iii) 690 RSUs remaining from a grant of 671 RSUs on November 13, 2024; and 19 RSUs earned from dividend equivalents.

(iv) 712 RSUs remaining from a grant of 1,024 RSUs on November 14, 2023; and 33 RSUs earned from dividend equivalents.

(v) 106 RSUs remaining from a grant of 299 RSUs on November 17, 2022; and 10 RSUs earned from dividend equivalents.

For Ms. Faccin Assis:

(i) 4,020 RSUs remaining from a grant of 3,909 RSUs on November 13, 2024; and 111 RSUs earned from dividend equivalents.

(ii) 12,592 RSUs remaining from a grant of 15,234 RSUs on July 25, 2024; and 481 RSUs earned from dividend equivalents.

For Dr. Musa:

(i) 4,180 RSUs remaining from a grant of 4,064 RSUs on November 13, 2024; and 116 RSUs earned from dividend equivalents.

(ii) 4,181 RSUs remaining from a grant of 6,020 RSUs on November 14, 2023; and 192 RSUs earned from dividend equivalents.

(iii) 10,144 RSUs remaining from a grant of 9,694 RSUs on September 19, 2023; and 450 RSUs earned from dividend equivalents.

(iv) 975 RSUs remaining from a grant of 2,760 RSUs on November 17, 2022; and 93 RSUs earned from dividend equivalents.

For Mr. Minicucci:

(i) 3,063 RSUs remaining from a grant of 2,978 RSUs on November 13, 2024; and 85 RSUs earned from dividend equivalents.

(ii) 2,450 RSUs remaining from a grant of 3,527 RSUs on November 14, 2023; and 113 RSUs earned from dividend equivalents.

(iii) 4,250 RSUs remaining from a grant of 6,708 RSUs on May 18, 2023; and 301 RSUs earned from dividend equivalents.

For Mr. Bostaph, the amounts reported in these columns also represent:

(i) 2,137 RSUs remaining from a grant of 2,078 RSUs on November 13, 2024; and 59 RSUs earned from dividend equivalents.

(ii) 2,169 RSUs remaining from a grant of 3,123 RSUs on November 14, 2023; and 100 RSUs earned from dividend equivalents.

(iii) 396 RSUs remaining from a grant of 1,119 RSUs on November 17, 2022; and 38 RSUs earned from dividend equivalents.

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2025 executive compensation tables

fiscal 2025 option exercises and stock vested

The following table sets forth information regarding the value realized by each NEO during fiscal 2025 in connection with the exercise of stock appreciation rights (“SARs”) and the vesting of PSUs and RSUs.

	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Name	(#)	($)	(#)	($)

Guillermo Novo	—	—	32,600	2,513,119
William Whitaker	—	—	732	56,625
Alessandra Faccin Assis	—	—	3,123	160,085
Osama M. Musa	—	—	5,990	462,279
James Minicucci	—	—	2,585	162,616
Karl Bostaph	—	—	2,110	163,341
J. Kevin Willis	—	—	20,534	1,354,799

(1)
The amounts reported in this column represent the gross number of shares that vested without deduction for shares withheld to satisfy tax withholding obligations. The vesting activity includes the following RSU vestings:
(i)
Mr. Novo received (a) 8,865 shares (value realized on vesting using the Ashland Common Stock closing price of $78.05 on November 14, 2024; (b) 12,639 shares (value realized on vesting using the Ashland Common Stock closing price of $77.03 on November 18, 2024); and (c) 11,096 shares (value realized on vesting using the Ashland Common Stock closing price of $76.39 on November 19, 2024).
(ii)
Mr. Whitaker received (a) 345 shares (value realized on vesting using the Ashland Common Stock closing price of $78.05 on November 14, 2024); (b) 210 shares (value realized on vesting using the Ashland Common Stock closing price of $77.03 on November 18, 2024); and (c) 177 shares (value realized on vesting using the Ashland Common Stock closing price of $76.39 on November 19, 2024).
(iii)
Ms. Faccin Assis received 3,123 shares (value realized on vesting using the Ashland Common Stock closing price of $51.26 on July 25, 2025).
(iv)
Dr. Musa received (a) 2,031 shares (value realized on vesting using the Ashland Common Stock closing price of $78.05 on November 14, 2024); (b) 2,081 shares (value realized on vesting using the Ashland Common Stock closing price of $77.03 on November 18, 2024); and (c) 1,878 shares (value realized on vesting using the Ashland Common Stock closing price of $76.39 on November 19, 2024).
(v)
Mr. Minicucci received (a) 1,395 shares (value realized on vesting using the Ashland Common Stock closing price of $49.99 on May 8, 2025); (b) 1,190 shares (value realized on vesting using the Ashland Common Stock closing price of $78.05 on November 14, 2024).
(vi)
Mr. Bostaph received (a) 1,054 shares (value realized on vesting using the Ashland Common Stock closing price of $78.05 on November 14, 2024); (b) 638 shares (value realized on vesting using the Ashland Common Stock closing price of $77.03 on November 18, 2024); and (c) 418 shares (value realized on vesting using the Ashland Common Stock closing price of $76.39 on November 19, 2024).
(i)
Mr. Willis received (a) 3,771 shares (value realized on vesting using the Ashland Common Stock closing price of $78.05 on November 14, 2024); (b) 3,860 shares (value realized on vesting using the Ashland Common Stock closing price of $77.03 on November 18, 2024); (c) 3,486 shares (value realized on vesting using the Ashland Common Stock closing price of $76.39 on November 19, 2024); and 9,417 shares (value realized on vesting using the Ashland Common Stock closing price of $52.76 on May 16, 2025).
(2)
The amounts reported in this column represent the market value on the vesting date of the shares that vested, without regard to any tax withholding. Market value was determined using the closing price per share of Ashland Common Stock on the applicable vesting date.

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2025 executive compensation tables

non-qualified deferred compensation plans

The following table sets forth certain information for each of the named executive officers regarding non-qualified deferred compensation for fiscal 2025:

Name	Executive Contributions in Last FY ($)	Registrant Contributions In Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions In Last FY ($)	Aggregate Balance at September 30, 2025 ($)

Guillermo Novo	263,011	161,990	69,833	—	2,191,807
William Whitaker	10,120	8,978	16,243	—	119,606
Alessandra Faccin Assis	—	7,524	155	—	7,679
Osama M. Musa	264,141	33,119	115,133	(109,436)	1,308,968
James Minicucci	—	31,181	842	—	37,595
Karl Bostaph	—	23,743	24,431	—	152,943
J. Kevin Willis	—	62,807	(989,686)	—	2,303,815

(1)
The values relate to the Non-Qualified Defined Contribution Plan contribution equivalent to a base contribution of 4% and a matching contribution of 4% on annual incentive compensation and eligible earnings in excess of limits established under Code Section 401(a)(17) and not permitted in the qualified 401(k) plan.
(2)
Aggregate earnings are composed of interest, dividends, capital gains and appreciation/depreciation of investment results. These earnings are not included in the “Summary Compensation Table” in this Proxy Statement.

Ashland deferred compensation plan for employees (employee deferral plan)

The Employee Deferral Plan is an unfunded, non-qualified deferred compensation plan for a select group of highly compensated employees. Participants may elect to have up to 50% of base pay and up to 75% of their annual cash incentive compensation contributed to the plan. Elections to defer compensation generally must be made in the calendar year prior to the calendar year in which the compensation is earned.

Participants elect how to invest their account balances from among a diverse set of mutual fund offerings and a hypothetical Ashland Common Stock Fund. No guaranteed interest or earnings are available and there are no above market rates of return on investments in the plan. Investments in the Ashland Common Stock Fund may not be changed and must be distributed as Ashland Common Stock. In all other events, participants may freely elect to change their investments. Withdrawals are generally allowed for an unforeseeable emergency (single sum payment sufficient to meet the emergency), disability (lump sum payment), upon separation from employment (payable as lump sum or installments per election) and at a specified time (paid as single sum). In addition, for pre-2005 contributions, participants may elect to have withdrawals paid in a lump sum (subject to a penalty of up to 10%).

In the event of a change in control, participants will receive an automatic lump sum distribution with respect to deferrals made before January 1, 2005 and will receive distributions with respect to deferrals made following January 1, 2005 in accordance with each employee’s election.

non-qualified defined contribution plan for certain employees (nqdcp)

On September 22, 2016, the Compensation Committee froze the Non-Qualified Supplemental Defined Contribution Plan for Certain Employees to future benefits as of September 30, 2016. In connection with such freeze, the Compensation Committee adopted the NQDCP to continue to provide benefits for a select group of management or highly compensated Ashland employees that supplements the limitation on compensation imposed by Section 401(a)(17) of the Code (including successor provisions thereto) on qualified Ashland Employee Savings Plan contributions.

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The NQDCP is an unfunded, non-qualified plan that provides a 4% basic contribution and a 4% matching contribution, in each case, on annual incentive compensation paid and eligible earnings in excess of limits established under Code Section 401(a)(17) not permitted in the qualified 401(k) plan. The account balance may be invested in the mutual funds available in the Employees’ Deferral Plan. The benefit payable under the NQDCP will be made in installments or as a lump sum based on distribution elections. Withdrawals outside of distribution elections are allowed for an unforeseeable emergency (single sum payment sufficient to meet the emergency) or disability (lump sum payment). Under the NQDCP, a participant will become 100% vested in his or her accounts upon a change in control. Named executive officers and certain other highly compensated participants cannot begin to receive distributions for six months following separation from service.

potential payments upon termination or change in control

senior leadership severance plan

In fiscal year 2022, the Committee approved a new plan, the Senior Leadership Severance Plan. The Senior Leadership Severance Plan provides benefits in the event of a termination of employment or change in control (“CIC”). These benefits are similar to the benefits previously provided under the Severance Pay Plan and Salary Continuation Plan.

In the case of a CIC, severance benefits are payable only if both parts of the “double trigger” are satisfied. That is, (i) there must be a CIC of the Company, and (ii) the NEO must (a) be involuntarily terminated without cause, or (b) must initiate the termination for good reason.

Benefits provided under the Senior Leadership Severance Plan are conditioned on the executive executing a release of claims. The general release may provide that the executive agrees to certain non-compete, non-solicitation, confidentiality and similar covenants set forth in the release agreement.

Situation	Position	Severance (1)	Prior FY AIP(1)	Current FY AIP(1)	COBRA Coverage(2)
Non-CIC Termination of Employment Without Cause	CEO	2x Annual Base Salary	Unpaid Annual Incentive earned for Prior Fiscal Year	Pro-rata Target Annual Incentive for the Current Fiscal Year

Duration for the shorter of (i) the number of months corresponding to the years (and fractions thereof) of the severance multiple, (ii) the applicable COBRA continuation period; or (iii) the date on which the executive becomes eligible for third-party coverage

	Other NEOs	1.5x Annual Base Salary
CIC Termination of Employment without Cause or Good Reason	CEO	3x Annual Base Salary + Target AIP
	Other NEOs	2x Annual Base Salary + Target AIP

(1)
Lump sum payment.
(2)
Ashland continuing to subsidize its share of the premium (on the same basis as other full time employees for the same period and an additional cash payment equal to the subsidized premiums for the number of months, if any, by which the severance multiple exceeds the COBRA continuation period.

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In addition to these severance payments, under either of the situations described in the table above, the NEOs are eligible to receive outplacement services for up to one year and continued financial planning for the year of termination (or termination date, if hired after September 2022). In the event an executive is terminated without cause or initiates termination for good reason following a CIC, the Company shall also (i) reimburse the executive for any legal fees or expenses incurred during his or her lifetime to enforce payment of benefits under the Senior Leadership Severance Plan and (ii) pay or provide, to the extent not already paid or provided, any other amounts or benefits to which the executive is entitled under any Company plan, program, policy, practice, contract, or agreement.

potential payments upon termination or change in control table

The following table summarizes the estimated amounts payable to each named executive officer in the event of a termination from employment or change in control as of September 30, 2025. A narrative description follows the table. Different termination events are identified in columns (b)-(g). Column (a) enumerates the types of potential payments for each named executive officer. As applicable, each payment or benefit is estimated across the table under the appropriate column or columns.

These estimates are based on the assumption that the various triggering events occur on September 30, 2025, the last day of fiscal 2025. Other material assumptions used in calculating the estimated compensation and benefits under each triggering event are noted below. The actual amounts that would be paid to a named executive officer upon certain terminations of employment or upon a change in control can only be determined at the time an actual triggering event occurs.

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2025 executive compensation tables

	Potential Payments upon Termination or Change in Control
Name/Kinds of Payments	Termination prior to a Change in Control of Company without Cause ($)	Death and Disability ($)(1)	Voluntary Resignation or Involuntary Termination for Cause ($)(2)	Retirement(3)	Change in Control without Termination ($)(4)	Termination after Change in Control of Company without Cause or by Executive for Good Reason ($)(5)

Guillermo Novo
Cash Severance(6)	2,324,720	—	—	—	—	7,845,930
Restricted Stock(7)	2,687,037	2,687,037	—	2,687,037	—	2,902,670
Performance Stock(8)	4,840,155	4,840,155	—	4,840,155	—	5,809,512
Incentive Compensation(9)	1,452,950	1,452,950	—	1,452,950	1,452,950	1,452,950
Welfare Benefit	31,163	—	—	—	—	31,163
Outplacement	5,200	—	—	—	—	5,200
Financial Planning	26,000	—	—	—	—	26,000
Severance Cutback(10)	N/A	N/A	N/A	N/A	N/A	—
Total	11,367,225	8,980,142	—	8,980,142	1,452,950	18,073,424
William Whitaker
Cash Severance(6)	621,900	—	—	—	—	1,368,180
Restricted Stock(7)	113,271	113,271	—	113,271	—	650,248
Performance Stock(8)	199,767	199,767	—	199,767	—	1,584,817
Incentive Compensation(9)	243,686	243,686	—	243,686	243,686	243,686
Welfare Benefit	25,157	—	—	—	—	25,157
Outplacement	5,200	—	—	—	—	5,200
Financial Planning	15,000	—	—	—	—	15,000
Severance Cutback(10)	N/A	N/A	N/A	N/A	N/A	—
Total	1,223,981	556,724	—	556,724	243,686	3,892,288
Alessandra Faccin Assis
Cash Severance(6)	757,050	—	—	—	—	1,705,530
Restricted Stock(7)	490,569	490,569	—	490,569	—	847,230
Performance Stock(8)	94,044	94,044	—	94,044	—	307,565
Incentive Compensation(9)	355,852	355,852	—	355,852	355,852	355,852
Welfare Benefit	43,485	—	—	—	—	43,485
Outplacement	5,200	—	—	—	—	5,200
Financial Planning	15,000	—	—	—	—	15,000
Severance Cutback(10)	N/A	N/A	N/A	N/A	N/A	—
Total	1,761,200	940,465	—	940,465	355,852	3,279,862
Osama Musa
Cash Severance(6)	787,065	—	—	—	—	1,796,465
Restricted Stock(7)	993,735	993,735	—	993,735	—	993,508
Performance Stock(8)	837,981	837,981	—	837,981	—	837,945
Incentive Compensation(9)	286,146	286,146	—	286,146	286,146	286,146
Welfare Benefit	27,487	—	—	—	—	27,487
Outplacement	5,200	—	—	—	—	5,200
Financial Planning	15,000	—	—	—	—	15,000
Severance Cutback(10)	N/A	N/A	N/A	N/A	N/A	—
Total	2,952,614	2,117,862	—	2,117,862	286,146	3,961,752
James Minicucci
Cash Severance(6)	692,160	—	—	—	—	1,522,752
Restricted Stock(7)	181,407	181,407	—	—	—	497,872
Performance Stock(8)	354,501	354,501	—	—	—	497,872
Incentive Compensation(9)	311,409	311,409	—	311,409	311,409	311,409
Welfare Benefit	43,485	—	—	—	—	43,485
Outplacement	5,200	—	—	—	—	5,200
Financial Planning	15,000	—	—	—	—	15,000
Severance Cutback(10)	N/A	N/A	N/A	N/A	N/A	—
Total	1,603,162	847,317	—	311,409	311,409	2,893,589
Karl Bostaph
Cash Severance(6)	603,570	—	—	—	—	1,327,854
Restricted Stock(7)	239,598	239,598	—	239,598	—	239,792
Performance Stock(8)	408,306	408,306	—	408,306	—	408,336
Incentive Compensation(9)	236,504	236,504	—	236,504	236,504	236,504
Welfare Benefit	29,330	—	—	—	—	29,330
Outplacement	5,200	—	—	—	—	5,200
Financial Planning	15,000	—	—	—	—	15,000
Severance Cutback(10)	N/A	N/A	N/A	N/A	N/A	—
Total	1,537,507	884,408	—	884,408	236,504	2,262,016

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2025 executive compensation tables

J. Kevin Willis
Cash Severance(6)	—	—	—	—	—	—
Restricted Stock(7)	—	—	—	—	—	—
Performance Stock(8)	961,656	961,656	—	961,656	—	961,656
Incentive Compensation(9)	—	—	—	—	—	—
Welfare Benefit	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—
Severance Cutback(10)	N/A	N/A	N/A	N/A	N/A	—
Total	961,656	961,656	—	961,656	—	961,656

(1)
For purposes of the information reported in this column, it is assumed the NEO incurred a disabling event and termination of employment on September 30, 2025. Executives receive benefits pursuant to Ashland’s standard Long-Term Disability Plan which applies to substantially all of Ashland’s employees. Subject to coordination with other income received while disabled, the Long-Term Disability Plan provides a benefit equal to 60% of base compensation and is limited in 2025 to $12,000 per month. If the NEO died, his or her beneficiaries would receive the same accelerated vesting of the Performance Units as the named executive officer would in the event of disability. Under the EPIRP award agreements, if a NEO is terminated due to disability, the entire award will vest.
(2)
Ashland does not maintain any plans or arrangements that would provide additional or enhanced benefits to the NEOs solely as a result of a voluntary termination of employment.
(3)
The requirements for retirement and receiving benefits under the retirement plans are 55 years of age or older and 10 years of service with the Company. Effective October 1, 2024, new equity grants will also recognize age 60 or older and 5 years of service with the Company for retirement benefit purposes. Mr. Novo has a specific retirement provision as a part of his initial employment agreement that provides that after completion of five years of service with the Company, all of Mr. Novo’s unvested equity awards will vest, on a pro-rata basis. This provision does not apply to Mr. Novo’s retention grant received in November 2023 that cliff vests after 3 years or pro-rated if he is asked to leave 18 months after grant date (with 6 months’ notice).
(4)
For purposes of the information reported in this column, it is assumed that all equity and non-equity awards are replaced, substituted or assumed in connection with the change in control. Under the Employees’ Deferral Plan, in the event of a change in control, the named executive officers will receive an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on or after January 1, 2005 will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution. To the extent that an executive’s account is invested in hypothetical shares of Ashland Common Stock, those shares would be valued at the highest price for which Ashland Common Stock closed during the 30 days preceding the change in control. Under the NQDCP, a participant will become 100% vested in his or her accounts upon a change in control.
(5)
A termination after a change in control assumes a termination on September 30, 2025 and the change in control occurring at an earlier time. Therefore, the amounts provided in this column include the amounts provided in the “Change in Control without Termination” column.
(6)
Represents amounts and benefits payable or provided pursuant to the Senior Leadership Severance Plan, as applicable, each as described further below, financial planning services provided pursuant to Ashland policy for any NEOs without a change in control agreement, and payment for accrued but unused vacation time for each of our NEOs, in accordance with Ashland policy.
(7)
Pursuant to the RSU award agreements under the 2018 Omnibus Plan and 2021 Omnibus Plan, provided such RSUs are assumed or replaced in connection with a change in control, RSUs only become immediately vested upon a qualifying termination in the two-year period following a change in control. Additionally, under the 2018 Omnibus Plan and 2021 Omnibus Plan, unvested RSUs will be pro-rated through the last day worked and the vesting would be accelerated. Finally, as part of the Senior Leadership Severance Plan, the Compensation Committee approved the acceleration of a pro-rated amount of RSUs in the case of a termination without cause. As such, that accelerated number is included in the “Termination prior to a “Change in Control of Company without Cause” column. Values provided are based on the closing price of Ashland Common Stock of $47.91 as reported on the NYSE on September 30, 2025.
(8)
The LTIPP amounts identified in all of the columns are based on the actual results for the fiscal 2023-2025 performance period as this performance period is complete (payout at 0%) and target results for the fiscal 2024-2026 and 2025-2027 performance periods, as these performance periods are not complete. If one of the events represented by the columns titled “Termination prior to a Change in Control of Company without Cause,” “Death and Disability,” and “Retirement” occurred, the payments would be prorated based on service during the performance period. If a Termination after Change in Control of the Company without cause or by the Executive for Good Reason occurred, the payments would NOT be prorated.

The amounts reported in the columns titled “Change in Control without Termination,” and “Termination after Change in Control of the Company without cause or by the Executive for Good Reason” pertain to the LTIPP PSUs. Pursuant to the 2018 Omnibus Plan and the 2021 Omnibus Plan and the PSU award agreements thereunder, in the event of a change in control prior to the vesting date for the fiscal 2024-2026 and 2025-2027 LTIPP PSUs, if provision for the assumption or substitution of the PSUs is made, then the PSUs will convert into a number of time-based, stock settled RSUs, with such number determined based upon actual achievement of the performance goals through the date of the change in control (without pro-ration), and such RSUs shall continue to vest; provided that, in the event that the participant’s service is terminated without cause or for “good reason,” and not as a result of the NEO’s disability or death, during the two-year period beginning on the date of the change in control, then such RSUs shall immediately vest in full upon the date of such termination.

(9)
The amounts identified in the Incentive Compensation row of the columns titled “Termination prior to a Change in Control of Company without Cause,” “Death and Disability,” and “Retirement” represent a payment of the fiscal 2025 annual incentive compensation based on actual results for the entire performance period. Upon a change in control, in the Compensation

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2025 executive compensation tables

Committee’s discretion, the incentive award will vest based on the greater of actual results or pro-rated target performance. The amounts identified in the Incentive Compensation row of the “Change in Control without Termination” column are based on actual performance for the 2025 annual incentive award without pro-ration since the entire performance period was completed as of September 30, 2025.
(10)
Mr. Novo is over his Parachute Limit under Sections 4999 and 280G of the Internal Revenue code if a CIC occurs with a qualifying termination. However, a reduction in payments will not result in a greater overall net after-tax benefit, so a cutback will not be applied.
(11)
Future potential payouts remain for Mr. Bostaph’s PSU awards which were granted on November 17, 2022, November 14, 2023, and November 13, 2024, Based on the amount of time Mr. Bostaph was employed during these award periods, he is eligible to receive 1,678, 3,123, and 3,206 shares, respectively, assuming 100% achievement of company RONA and rTSR metrics.
(12)
Future potential payouts remain for Mr. Willis’ PSU awards which were granted on November 17, 2022, and November 14, 2023. Based on the amount of time Mr. Willis was employed during these award periods, he is eligible to receive 7,683 and 11,173 shares, respectively, assuming 100% achievement of company RONA and rTSR metrics executive change in control agreements

Mr. Novo executed a change in control agreement in January 2020 with Ashland. This agreement describe the payments and benefits to which the executive is entitled in the event of a qualifying termination of employment within the two-year period following a change in control of Ashland.

If, within two years after a change in control (see the “Definitions” section below), an executive’s employment is terminated without cause or the executive terminates employment for good reason (see the “Definitions” section below), the executive is entitled to the following:

Benefit	CEO	Other NEOs
Base Compensation

Three times the sum of his or her highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination.

Two times the sum of his or her highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination.

Medical, dental and group life

Ashland continues to subsidize its share of the premium for the same severance period and an additional cash payment equal to the subsidized premiums for the number of months, if any, by which the severance multiple exceeds the COBRA continuation period.

Ashland continues to subsidize its share of the premium for the same severance period and an additional cash payment equal to the subsidized premiums for the number of months, if any, by which the severance multiple exceeds the COBRA continuation period.

Performance Units	Full payment at target in cash of any then-outstanding Performance Unit awards granted under the LTIPP (less any amounts already paid under the LTIPP because of the change in control).	Full payment at target in cash of any then-outstanding Performance Unit awards granted under the LTIPP (less any amounts already paid under the LTIPP because of the change in control).

Restricted Units	Immediate vesting of all outstanding RSUs/Restricted Stock Equivalents (“RSEs”).	Immediate vesting of all outstanding RSU/RSEs.

Incentive Compensation	Payment in cash equal to the amount earned for any prior fiscal year for which the CEO has not yet received payment, and payment of the pro-rata portion (through the date of termination) of any	Payment in cash of any earned incentive compensation for completed performance periods not already paid and pro-rata payment of any incentive compensation at target level for the

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2025 executive compensation tables

Benefit	CEO	Other NEOs

incentive compensation for the fiscal year in which the date of termination occurs calculated on the basis of the target bonus percentage of base compensation in the applicable incentive compensation plan.

fiscal year in which the termination occurs.

Outplacement and Financial Planning	Outplacement services for one year after termination and financial planning for the calendar year in which the termination occurs.	Outplacement services for one year after termination and financial planning for the calendar year in which the termination occurs.

Vacation	Payment of all unused, earned and accrued vacation in a lump sum.	Payment of all unused, earned and accrued vacation in a lump sum.

As a condition to receiving the benefits and compensation payable under the agreement, each NEO has agreed for a period of 24 months (36 months for the CEO) following termination following a change in control other than by reason of death or disability, for cause or voluntary termination without good reason, absent prior written consent of Ashland’s General Counsel, to refrain from (i) engaging in competitive activity against Ashland; and (ii) soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business relationships. Pursuant to the agreement, each executive has also agreed not to disclose Ashland’s confidential information, subject to limited exceptions. If an executive breaches the agreement, Ashland has the right to recover benefits that have been paid to the executive. Finally, an executive may recover legal fees and expenses incurred as a result of Ashland’s unsuccessful legal challenge to the agreement or the executive’s interpretation of the agreement.

definitions

“Cause” is any of the following:

o
Willfully failing to substantially perform duties after a written demand for such performance (except in the case of disability);
o
Willfully engaging in gross misconduct materially and demonstrably injurious to Ashland after a written demand to cease such misconduct; or
o
Conviction or plea of nolo contendere for a felony involving moral turpitude.

To be terminated for cause, the Board of Directors must pass a resolution by three quarters vote finding that the termination is for cause.

“Good reason” includes any of the following that occurs after a change in control:

o
Significant diminution of position, duties, responsibilities, or status;
o
Reduction to base salary of at least 15%;
o
Relocation exceeding 50 miles;
o
Failure to continue incentive plans, whether cash or equity, or any other plan or arrangement to receive Ashland securities; or
o
Material breach by the Company of the executive change in control agreement or a failure by the Company to assume such agreement.

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2025 executive compensation tables

“Change in control” is a complex definition, but may be summarized to include any of the following:

o
The consolidation or merger of Ashland into an unrelated entity in which the former Ashland stockholders own less than 50% of the outstanding shares of the new entity, except for a merger under which the holders of Ashland’s common stock before the merger have substantially the same proportionate ownership of common stock in the entity immediately after the merger;
o
The sale, lease, exchange or other transfer of 80% or more of Ashland’s assets;
o
A stockholder approved liquidation or dissolution;
o
The acquisition of 20% or more of the outstanding shares of Ashland by an unrelated person without approval of the Board; or
o
Changes to Ashland’s Board during two consecutive years that result in a majority of the Board changing from its membership at the start of such two-consecutive year period, unless two-thirds of the remaining directors at the start of such two consecutive year period voted to approve such changes.

incentive compensation, RSU/RSEs and PSUs

On July 15, 2015, the Compensation Committee approved an amendment to the 2015 Incentive Plan, which provides for the Committee to have the option to grant awards under the 2015 Incentive Plan with double-trigger change in control provisions set forth in an award agreement. The default under the 2015 Incentive Plan is a single-trigger change in control provision. In connection with this amendment, the Committee also approved forms of the award agreements generally containing the double-trigger change in control vesting provision in the event of a termination without cause within one year following a change in control, which we refer to as the “2015 Amended Award Agreements”. All awards granted to named executive officers under the 2015 Incentive Plan since this amendment have used the 2015 Amended Award Agreements. Other than this change, the 2015 Amended Award Agreements are substantially similar to the prior award agreements.

Under the 2021 Omnibus Plan, in the event provision is made in connection with the change in control for the assumption or substitution of awards previously granted, the award agreements for the 2021 Omnibus Plan provide for double-trigger vesting provisions for each award type upon termination without cause or a resignation for good reason within one year following a change in control.

If the awards are not assumed or substituted in connection with the change in control, awards previously granted will be treated as follows:

o
All PSUs, cash incentive awards and awards designated as performance compensation awards would, in each case as specified in the applicable award agreement or otherwise, either (a) be canceled and terminated without any payment or consideration therefor or (b) automatically vest based on actual achievement of any applicable performance goals through the date of the change in control, as determined by the Compensation Committee in its sole discretion, or achievement of target performance levels (or the greater of actual achievement of any applicable performance goals through the date of the change in control, as determined by the Compensation Committee in its sole discretion, and target performance levels). In the case of vesting based on target performance levels, however, such awards would also be prorated for the portion of the performance period elapsed prior to the change in control.
o
All other outstanding awards would automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto would lapse as of immediately prior to such change in control and will be paid out at the earliest time permitted under the terms of the applicable agreement, plan, or arrangement that will not trigger a tax or penalty under Section 409A of the Code.

For purposes of the above descriptions, the term “change in control” is defined in the applicable plan or, in the case of the 2021 Omnibus Plan, in either the plan or the award agreements, and has substantially the same meaning as it does in the executive change in control agreements. In addition, the award agreements and incentive plans provide for forfeiture and clawbacks in the event the participant

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breaches certain non-compete, non-solicitation and confidentiality (subject to whistleblower protections) covenants.

For purposes of the above descriptions, the term without “cause” has substantially the same meaning as it does in the executive change in control agreements, and the term “good reason” means the occurrence of either a reduction to base salary of at least 15% or a relocation exceeding 50 miles.

employees’ deferral plan and non-qualified defined contribution plan

For payments and benefits under the Employees’ Deferral Plan and the Non-Qualified Defined Contribution Plan, except in the event of a change in control, see the “Non-Qualified Deferred Compensation” table and the narrative thereunder in this Proxy Statement.

after a change in control

The term “change in control” is defined in the Employees’ Deferral Plan and the Non-Qualified Defined Contribution Plan and has substantially the same meaning as it does in the executive CIC agreements. Under the Employees’ Deferral Plan, a change in control results in an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on and after January 1, 2005, will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution. Under the NQDCP, a participant will become one hundred percent (100%) vested in his or her accounts upon a change in control.

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pay versus performance

CEO pay ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Guillermo Novo, our Chair and Chief Executive Officer.

For fiscal 2025,

o
The median of the annual total compensation of all employees of our company (other than our CEO) was $95,293; and
o
The annual total compensation of our CEO, as reported in the “Summary Compensation Table” on page 45 of this Proxy Statement was $7,935,446.

Based on this information for fiscal 2025, the ratio of the annual total compensation of Mr. Novo to the median of the annual total compensation of all employees was 83:1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee” for this purpose, the methodology and the material assumptions, adjustments and estimates that were used were as follows:

o
Our employee population and company structure did not significantly change from our determination of CEO pay ratio in July 2024. During our last calculation of this ratio, we selected July 31, 2024 as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations.
o
We determined that, as of July 31, 2025, our employee population for pay ratio disclosure purposes consisted of approximately 2,950 employees. We applied the 5% exclusion rule to employees in certain jurisdictions outside of the U.S. which eliminated 122 employees in the following countries: Australia – 3, Colombia – 7, Czech Republic – 1, Hungary – 1, Indonesia – 6, Italy – 10, Japan – 13, Malaysia - 1, Mexico - 29, Philippines – 2, Singapore – 5, South Korea – 11, Spain – 5, Sweden – 1, Taiwan – 1, Thailand – 19, United Arab Emirates – 4 and Vietnam – 3. We did not include workers employed and compensated by a third party.
o
To identify the median employee from our employee population, we used compensation consisting of base wages, overtime, shift differentials, lump sum merit payments, designated paid time off, including holiday pay, bereavement pay, vacation pay, and annual cash incentive.
o
In making these determinations, we took actual pay from August 1, 2024 to July 31, 2025 without annualization. We did not utilize any statistical sampling or cost-of-living adjustments when identifying the median employee. We converted all eligible earnings to U.S. dollars.
o
Based on the CEO pay ratio calculated above, we updated our median employee annual total compensation to the $95,293 for July 2025.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above, which were chosen from a wide range of permissible methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

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pay versus performance

The following table sets forth the relationship between executive compensation actually paid and the financial performance of the Company in accordance with SEC rules. It includes compensation for our Principal Executive Officer (“PEO”), Mr. Guillermo Novo, and the average compensation for all other NEOs, or the non-PEO NEOs. The Compensation Committee does not necessarily consider these measures or calculations in setting compensation for the named executive officers or for linking executive compensation with Company performance for 2025 or any prior periods disclosed. For a description of the Compensation Committee’s processes, policies, and considerations when setting compensation and evaluating performance, please see the “Compensation Discussion and Analysis” beginning on page 28 of this Proxy Statement.

pay versus performance table

					Value of Initial Fixed $100 Investment Based On:
	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income	Adjusted EBITDA
Fiscal Year	($)(1)	($)(1)(2)	($)(1)	($)(1)(2)	($)(3)	($)(3)	(millions)	(millions)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$7,868,591	$(2,860,095)	$2,268,816	$1,008,531	$74	$129	$(845)	$398
2024	$8,730,361	$12,245,391	$2,737,290	$2,931,498	$130	$154	$247	$454
2023	$6,971,609	$239,756	$2,180,569	$607,649	$120	$135	$178	$452
2022	$9,317,202	$12,896,115	$2,070,778	$2,629,583	$137	$114	$927	$625
2021	$7,597,903	$9,133,390	$1,718,056	$1,937,347	$127	$128	$220	$568

(1)
The following individuals are our PEO and other NEOs for each fiscal year:

Fiscal Year	PEO(s)	Non-PEO NEOs
2025	Guillermo Novo	William Whitaker, Alessandra Faccin Assis, Osama M. Musa, James Minicucci, Karl Bostaph, J. Kevin Willis
2024	Guillermo Novo	J. Kevin Willis, Alessandra Faccin Assis, Osama M. Musa, Karl Bostaph, Min S. Chong
2023	Guillermo Novo	J. Kevin Willis, Osama M. Musa, Min S. Chong, Ashok Kalyana, Xiao L. Wang
2022	Guillermo Novo	J. Kevin Willis, Osama M. Musa, Min S. Chong, Ashok Kalyana
2021	Guillermo Novo	J. Kevin Willis, Osama M. Musa, Min S. Chong, Eric N. Boni, Peter J. Ganz, Keith C. Silverman

(2)
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as follows:

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	FY 2021		FY 2022		FY 2023		FY 2024		FY 2025
Adjustments	PEO	Avg. non-PEO NEO	PEO	Avg. non-PEO NEO	PEO	Avg. non-PEO NEO	PEO	Avg. non-PEO NEO	PEO	Avg. non-PEO NEO
Summary Compensation table total for applicable year.	$7,597,903	$1,718,056	$9,317,202	$2,070,778	$6,971,609	$2,180,569	$8,730,361	$2,737,290	$7,868,591	$2,268,816
Decrease for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(5,070,529)	$(689,800)	$(5,813,052)	$(1,091,034)	$(5,454,895)	$(1,266,710)	$(5,999,782)	$(1,383,706)	$(5,251,642)	$(998,906)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End. RSU values include RSUs attributable to reinvested Dividend Equivalents	$5,552,278	$763,999	$5,496,450	$1,031,613	$2,480,910	$434,862	$6,960,978	$1,318,085	$2,536,914	$516,287
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$—	$—	$—	$—	$—	$29,299	$—	$687	$—	$853
Increase (decrease) for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$613,358	$75,953	$3,309,374	$368,466	$(5,624,508)	$(809,270)	$(52,832)	$10,870	$(5,957,538)	$(555,495)
Increase (decrease) for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$440,380	$87,417	$586,141	$78,210	$1,619,255	$76,486	$2,606,666	$371,634	$1,469,672	$(100,915)
Decrease of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	$—	$(26,335)	$—	$—	$—	$(56,609)	$—	$(123,362)	$(3,526,093)	$(122,109)
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$—	$—	$—	$—	$247,385	$19,022	$—	$—	$—	$—
Increase (decrease) for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	$—	$8,057	$—	$171,550	$—	$—	$—	$—	$—	$—
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Compensation Actually Paid	$9,133,390	$1,937,347	$12,896,115	$2,629,583	$239,756	$607,649	$12,245,391	$2,931,498	$(2,860,095)	$1,008,531

(3)
rTSR is cumulative for the measurement periods beginning and ending based on the fiscal year of the award (October through September), calculated in accordance with Item 201(e) of Regulation S-K. The Peer Group rTSR column consists of 57 companies within the S&P 500 Materials (large-cap) and the S&P MidCap 400 Materials (our “Peer Group – Materials”), which is the industry specific peer group in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025.
(4)
“Adjusted EBITDA” is a non-GAAP measure used for purposes of our Annual Incentive Plan. A reconciliation of this non-GAAP financial measure to results in accordance with GAAP can be found in Appendix A to this Proxy Statement.

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pay versus performance

pay versus performance relationship

The chart below provides a comparison between (i) the total stockholder return of Ashland and our Peer Group – Materials assuming a fixed $100 initial investment on October 1, 2020 and reinvestment of dividends, and (ii) the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs for the fiscal years ended September 30, 2021, September 30, 2022, September 30, 2023, September 30, 2024, and September 30, 2025.

Company TSR and Peer Group - Materials TSR vs. Compensation Actually Paid
Cumulative TSR (On Fixed $100 Investment)
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Compensation Actually Paid
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
-$2,000,000
-$4,000,000
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO Compensation Actually Paid
Avg non-PEO NEO Compensation Actually Paid
Ashland TSR
Peer Group - Materials TSR

	FY 2020	FY 2021	FY 2022	FY 2023	FY 2024	FY2025
Ashland TSR	$100	$127	$137	$120	$130	$74
Peer Group - Materials TSR	$100	$128	$114	$135	$154	$129
PEO Compensation Actually Paid		$9,133,390	$12,896,115	$239,756	$12,245,391	$(2,860,095)
Avg non-PEO NEO Compensation Actually Paid		$1,937,347	$2,629,583	$607,649	$2,931,498	$1,008,531

The chart below provides a comparison between (i) Ashland’s Adjusted EBITDA and (ii) compensation actually paid to our PEO and average compensation actually paid to our non-PEO NEOs for the fiscal

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pay versus performance

years ended September 30, 2021, September 30, 2022, September 30, 2023, September 30, 2024, and September 30, 2025.

	FY 2021	FY 2022	FY 2023	FY 2024	FY 2025
Adj. EBITDA (in millions)	$568	$625	$452	$454	$398
PEO Compensation Actually Paid	$9,133,390	$12,896,115	$239,756	$12,245,391	$(2,860,095)
Avg non-PEO NEO Compensation Actually Paid	$1,937,347	$2,629,583	$607,649	$2,931,498	$1,008,531

The chart below provides a comparison between (i) Ashland’s Net Income and (ii) compensation actually paid to our PEO and average compensation actually paid to our non-PEO NEOs for the fiscal years ended September 30, 2021, September 30, 2022, September 30, 2023, September 30, 2024, and September 30, 2025.

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	FY 2021	FY 2022	FY 2023	FY2024	FY 2025
Net Income (in millions)	$220	$927	$178	$247	$(845)
PEO Compensation Actually Paid	$9,133,390	$12,896,115	$239,756	$12,245,391	$(2,860,095)
Avg non-PEO NEO Compensation Actually Paid	$1,937,347	$2,629,583	$607,649	$2,931,498	$1,008,531

performance measures

The following performance measures are the most important used by the Company to link executive compensation actually paid to the NEOs to company performance during the fiscal year ended September 30, 2025. The measures listed are not ranked

Company-selected performance measures:
Adjusted EBITDA
Return on Net Assets (“RONA”)
Relative TSR compared to the S&P 400 Index

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proposal two — ratification of appointment of independent registered public accounting firm

The Audit Committee of the Board has recommended to the Board, and the Board has approved, the appointment of Ernst and Young, LLP (“EY”) to audit Ashland’s Consolidated Financial Statements and Internal Controls Over Financial Reporting for fiscal 2026, subject to ratification by the stockholders at the Annual Meeting. The Audit Committee believes that the continued retention of EY to serve as Ashland’s independent registered public accounting firm is in the best interests of Ashland and its stockholders. In making such a determination, the Audit Committee considers, among other things, an evaluation of EY’s performance, qualifications, independence, tenure, and appropriateness of fees, as well as the potential impact of changing auditors.

The following table presents fees for professional services rendered by EY for fiscal years 2025 and 2024.

	2025	2024

Audit Fees(1)	$5,509,334	$5,702,046
Audit-Related Fees(2)	—	655,911
Tax Fees(3)	160,421	237,988
Total Other Fees(4)	—	—
Total	$5,669,755	$6,595,945

(1)
Audit fees for fiscal 2025 and 2024 include fees and expenses associated with the annual audit of Ashland’s consolidated financial statements and internal controls over financial reporting and interim reviews of Ashland’s consolidated financial statements. Audit fees also include fees associated with various audit requirements of Ashland’s foreign subsidiaries (statutory requirements) and agreed upon procedures reports that are required to be issued by Ashland’s independent registered public accounting firm. Audit fees in 2025 and 2024 also include fees associated with the Company’s foreign securitization program, supply chain financing program, the Avoca and Nutraceuticals divestiture and assistance with the review of documents filed with the SEC.
(2)
Audit-related fees in 2024 include agreed upon procedure reports and due diligence activities associated with potential acquisition and divestiture activities.
(3)
Tax fees include fees principally incurred for assistance with U.S. and international tax planning and compliance.
(4)
There were no other fees.

Representatives of EY will attend the Annual Meeting to respond to questions from stockholders and will be given the opportunity to make a statement.

The stockholders are being asked to ratify the Audit Committee’s appointment of EY. Ratification of the appointment of EY requires approval by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or by proxy. Abstentions will not be counted as votes cast either for or against the proposal. As this proposal is considered a “routine” matter by the New York Stock Exchange, there should not be any broker non-votes cast in connection with this proposal. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain EY. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of Ashland and its stockholders.

If no voting specification is made on a properly returned or voted proxy card, Guillermo Novo or Robin E. Lampkin (proxies named on the proxy card) will vote on your behalf FOR the ratification of EY as Ashland’s independent registered public accounting firm for fiscal 2026.

The Board of Directors unanimously recommends a vote FOR the ratification of EY as Ashland’s independent registered public accounting firm for fiscal 2026.

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audit committee report

The Audit Committee currently is composed of three independent directors and operates under a written charter adopted by the Board of Directors. At its November 2025 meeting, the Board determined that all current members of the Audit Committee — Ms. Main and Messrs. Peribere and Tozier — are independent as defined by SEC rules and the listing standards of the New York Stock Exchange, each of which apply to Ashland, and its governance standards. The Board also determined that Ms. Main and Mr. Tozier each qualify as audit committee financial experts under applicable SEC rules.

The Audit Committee assists in fulfilling the oversight responsibilities of the Board relating to the integrity of the Company’s financial statements and financial reporting process, the integrity of the Company’s systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors, the independent auditors’ qualifications, independence and audit of the Company’s financial statements, the Company’s risk management policies and processes, including cybersecurity risks, the Company’s financial affairs, including capital allocation framework, prioritization, significant decisions and risk considerations, and legal and regulatory compliance requirements. The Audit Committee through its Chair is also directly involved in the selection of the independent auditor’s lead engagement partner, which occurs every five years. The Company's lead engagement partner rotation occurred in November 2024 for the fiscal 2025 audit.

During fiscal 2025, the Audit Committee met eight times, including teleconferences, to discuss and review Ashland’s quarterly financial performance, associated news releases, quarterly reports on Form 10-Q and annual report on Form 10-K.

The Company’s management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. The independent auditors are responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

Ernst & Young LLP (“EY”), an independent registered public accounting firm, was engaged to audit Ashland’s consolidated financial statements for fiscal 2025 and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. EY was also engaged to audit and to issue an opinion on the effectiveness of Ashland’s internal control over financial reporting. Prior to any engagement of EY by Ashland, the engagement was approved in accordance with established policies and procedures. The Audit Committee reviewed and discussed with management and EY the audited financial statements, management’s assessment of the effectiveness of Ashland’s internal control over financial reporting, and EY’s evaluation of Ashland’s internal control over financial reporting. The Audit Committee further reviewed EY’s judgment as to the quality and acceptability of Ashland’s accounting principles, financial reporting process and controls and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the SEC. In addition, the Audit Committee received and reviewed EY’s independence from management and Ashland including the matters in the written disclosures required by the PCAOB.

The Audit Committee has adopted strict guidelines on the use of the independent registered public accounting firm to provide non-audit services. The Audit Committee must pre-approve any non-audit services performed by the independent registered public accounting firm. In circumstances where the engagement of independent auditors to perform work beyond the scope of and not contemplated in the original pre-approval occurs, specific pre-approval of the additional services is required by the Audit Committee Chair prior to the engagement of the independent auditors for those services and must be subsequently approved by the Audit Committee at its next meeting. The Audit Committee has considered whether the provision of audit-related and other non-audit services by EY is compatible with maintaining

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audit committee report

EY’s independence and has concluded that EY’s independence is not compromised by providing such services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the fiscal year ended September 30, 2025, for filing with the SEC.

audit committee

Scott A. Tozier (Chair)

Susan L. Main

Jerome A. Peribere

The Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that Ashland specifically incorporates the Audit Committee Report by reference therein.

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proposal three — non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers

Under Section 14A of the Exchange Act, the stockholders of Ashland are entitled to vote, on a non-binding advisory basis, at the Annual Meeting, on a resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

In January 2023, Ashland’s Board approved a resolution providing that the executive compensation vote described in this Proposal Three shall be submitted to the stockholders annually.

Accordingly, the stockholders are being asked to vote upon, and the Board has approved and unanimously recommends, the following non-binding advisory resolution:

RESOLVED, that the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on Ashland, Ashland’s Board or the Compensation Committee.

As described more fully in the “Compensation Discussion and Analysis” section on page 28 of this Proxy Statement, Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve short-term and long-term performance goals necessary to create stockholder value.

Ashland has several governance programs in place to align executive compensation with stockholder interests and mitigate risks in its plans. These programs include: stock ownership guidelines, limited perquisites, an anti-hedging policy, an anti-pledging policy and a clawback policy.

The non-binding advisory resolution regarding the compensation of the named executive officers described in this Proposal Three shall be approved if a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or by proxy vote in favor of the resolution. Abstentions and broker non-votes will not be counted as either votes cast for or against the resolution.

If no voting specification is made on a properly returned or voted proxy card, Guillermo Novo or Robin E. Lampkin (proxies named on the proxy card) will vote on your behalf FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement and described in this Proposal Three.

The Board of Directors unanimously recommends a vote FOR a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

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beneficial ownership of common stock — certain other beneficial owners

The following table reports the number of shares of Ashland common stock that were beneficially owned by each person that has publicly reported ownership of more than five percent (5%) of Ashland’s outstanding shares of common stock as of the close of business on November 21, 2025.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned(1)

The Vanguard Group	4,611,501	(2)	10.08%
100 Vanguard Blvd
Malvern, Pennsylvania 19355
BlackRock, Inc.	4,272,702	(3)	9.34%
55 East 52nd Street
New York, New York 10022
AQR Capital Management, LLC	3,252,312	(4)	7.11%
One Greenwich Plaza, Suite 130
Greenwich, Connecticut 06830
Massachusetts Financial Services Company	2,800,071	(5)	6.12%
111 Huntington Avenue
Boston, Massachusetts 02199
Dimensional Fund Advisors LP	2,397,085	(6)	5.24%
6300 Bee Cave Road
Building One
Austin, Texas 78746

(1)
The percentages are calculated based on 45,762,099 outstanding shares at November 21, 2025.
(2)
Based upon information contained in the Schedule 13F-HR filed by The Vanguard Group (“Vanguard”) with the SEC on November 7, 2025, Vanguard reported that as of September 30, 2025 it had: (a) sole investment discretion but no voting authority over 4,272,953 shares of Ashland Common Stock; (b) shared investment discretion and voting authority with Vanguard Fiduciary Trust Co., and Vanguard Investments Australia Ltd. over 263,905 and 17,399 shares of Ashland Common Stock, respectively; and (c) shared investment discretion, but no voting authority, with Vanguard Asset Management, Ltd and Vanguard Global Advisers, LLC over 37,654 and 19,590 shares of Ashland Common Stock, respectively.
(3)
Based upon information contained in the Schedule 13F-HR filed by BlackRock, Inc. (“BlackRock”) with the SEC on November 12, 2025, BlackRock reported that as of September 30, 2025 it had sole investment discretion over 4,272,702 shares of Ashland Common Stock, of which it had sole voting authority over 4,064,161 shares of Ashland Common Stock and no voting authority over 208,541 shares of Ashland Common Stock. BlackRock reports beneficial ownership on behalf of its and the following direct and indirect investment operating subsidiaries and affiliates: BlackRock Financial Management Inc / DE; BlackRock Investment Management (Australia) Ltd; BlackRock Asset Management Canada Ltd; BlackRock Investment Management, LLC; BlackRock Advisors LLC; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Managers Ltd.; BlackRock Investment Management (Uk) Ltd.; BlackRock (Netherlands) B.V.; BlackRock Asset Management Ireland Ltd; BlackRock Advisors (UK) Ltd; BlackRock Life Ltd; BlackRock Asset Management Schweiz Ag; and, Aperio Group, LLC. BlackRock

70 / ashland.com

specifically disclaims investment discretion over the holdings reported by its investment operating subsidiaries.
(4)
Based upon information contained in the Schedule 13-F-HR filed by AQR Capital Management LLC (“AQR”) with the SEC on November 14, 2025, AQR reported that as of September 30, 2025 AQR and/or certain other non-reporting entities, beneficially own 3,252,312 shares of Ashland Common Stock, as to which AQR has sole voting power over 3,164,830 shares of Ashland Common Stock and no voting authority over 87,482 shares of Ashland Common Stock.
(5)
Based upon information contained in the Schedule 13F-HR filed by Massachusetts Financial Services Company (“MFS”) with the SEC on October 29, 2025, MFS reported that as of September 30, 2025, MFS and/or certain other non-reporting entities, beneficially own 2,800,071 shares of Ashland Common Stock, as to which MFS has sole voting power over 2,461,232 shares of Ashland Common Stock, shared voting power over 332,168 shares of Ashland Common Stock and no voting power over 6,671 shares of Ashland Common Stock.
(6)
Based upon information contained in the Schedule 13F-HR filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on November 12, 2025, Dimensional reported that as of September 30, 2025 it had: (a) sole investment discretion over 2,314,283 shares of Ashland Common Stock, of which it had sole voting authority over 2,262,056 shares of Ashland Common Stock and no voting authority over 52,227 shares of Ashland Common Stock; (b) shared investment discretion and voting authority with DFA Australia, Ltd. over 11,959 shares of Ashland Common Stock; (c) shared investment discretion with Dimensional Fund Advisors Ltd. over 7,976 shares of Ashland Common Stock, of which it had shared voting authority over 3,545 shares of Ashland Common Stock and no voting authority over 4,431 shares of Ashland Common Stock; (d) shared investment discretion and voting authority with Dimensional Fund Advisors Pte. Ltd. over 292 shares of Ashland Common Stock; and (e) shared investment discretion and voting authority with Dimensional Ireland Ltd. over 62,575 shares of Ashland Common Stock.

2026 proxy statement / 71

beneficial ownership of common stock — management

The following table sets forth information regarding the beneficial ownership of Ashland common stock as of the close of business on November 21, 2025, by:

•
Each of our directors nominees, including our Chair of the Board;
•
Each named executive officer; and
•
All current directors and executive officers as a group.

common stock ownership

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned

Guillermo Novo	173,357	*	(1)
William Whitaker	2,049	*
Alessandra Faccin Assis	5,716	*
Osama M. Musa	29,540	*
James P. Minicucci	4,257	*
Karl Bostaph	7,021	*
J. Kevin Willis	301,051	*	(2)
Steven D. Bishop	8,349	*	(3)
Sanat Chattopadhyay	3,688	*	(3)
Suzan F. Harrison	2,011	*
Ashish K. Kulkarni	1,031	*
Susan L. Main	11,843	*
Jerome A. Peribere	10,903	*
Scott Tozier	1,186	*
All directors and executive officers as a group (18 people)	577,217	*	(1)(2)(3)

* Less than one percent based upon a total of 45,762,099 shares of common stock outstanding on November 21, 2025.

(1)
The amount shown for Mr. Novo includes 31,294 shares of Ashland Common Stock indirectly held in a trust.
(2)
Includes shares of Ashland Common Stock indirectly held in the Company’s Employee Savings Plan: as to Mr. Willis, 37,269 shares; and as to all executive officers as a group, 38,124 shares. Participants can vote the Employee Savings Plan shares.
(3)
Includes grants of restricted stock units and common stock units and held by executive officers in the Ashland Common Stock Fund under Ashland’s non-qualified Deferred Compensation Plan for Employees (the “Employees’ Deferral Plan”) or by directors under the non-qualified Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Deferral Plan”): as to Mr. Bishop 4,362 common stock units; as to Mr. Chattopadhyay, 1,425 common stock units; as to Mr. Novo, 1,214 shares; as to Mr. Willis, 31,066 restricted stock units; and as to all directors and executive officers as a group, 38,200 units.

72 / ashland.com

delinquent section 16(a) reports

Under the securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports, and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that each person who at any time during the 2025 fiscal year was a director or an executive officer or held more than 10% of our common stock filed the required reports on time in fiscal year 2025, except as described below:

Samuel Richardson, Vice President and Controller, filed one Form 3 after its required due date. The filing was delayed due to an SEC processing delay in issuing the necessary EDGAR access codes, which prevented timely submission of the report. This late filing involved one report covering one transaction. The Form 3 was filed promptly after the EDGAR credentials were issued.

William Whitaker, Senior Vice President and Chief Financial Officer, filed one Form 3 after its required due date. This filing was similarly delayed due to an SEC processing delay in issuing the necessary EDGAR access codes, which prevented timely submission. This late filing involved one report covering one transaction. The Form 3 was filed promptly after the EDGAR credentials were issued.

2026 proxy statement / 73

questions and answers about the 2026 annual meeting

q:	why did I receive the proxy materials?

a:

Ashland Inc. (the “Company”) has made these proxy materials available to you on the Internet, or upon your request, has delivered printed copies of these proxy materials to you, in connection with the solicitation of proxies for use at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held virtually on Tuesday, January 20, 2026 at 10:30 a.m. (EST). You are invited to participate in and vote on the items of business described in this proxy statement at the Annual Meeting.

q:	what is included in the proxy materials?

a:

These proxy materials include:

•
our 2026 proxy statement for the Annual Meeting;
•
our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, as filed with the Securities and Exchange Commission (the “SEC”) on November 20, 2025; and
•
the proxy card or a voting instructions form for the Annual Meeting.

q:	Why did I receive a notice regarding the availability of proxy materials on the internet?

a:

Pursuant to rules adopted by the SEC, we have elected to provide all stockholders of the Company as of November 21, 2025 (the “Record Date”) with notice of and access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Ashland Inc, is soliciting your proxy to vote at the Annual Meeting including at any adjournments or postponements thereof. Instructions on how to vote, access the proxy materials over the internet or to request a printed copy may be found in the Notice.

q:	why did I receive the proxy materials in the mail?

a:

We are providing paper copies of the proxy materials to those stockholders who have previously requested to receive paper copies. If you do not want to receive paper copies of proxy materials on an ongoing basis, please sign up for electronic delivery by following the instructions on your proxy card or voter instruction form.

q:	what is a Proxy?

a:

A proxy is your legal appointment of another person to vote the stock you own; that other person is called a proxy. If you appoint someone as your proxy in a written document, that document is called a “proxy” or a “proxy card.” We have designated Guillermo Novo, Chair and Chief Executive Officer, and Robin E. Lampkin, Senior Vice President, General Counsel and Secretary, to act as proxies for the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares if you provide a proxy in the manner described herein.

74 / ashland.com

questions and answers about the annual meeting

q:	what is a Proxy Statement?

a:

A Proxy Statement is a document that sets forth the information required by the federal securities laws and regulations administered by the SEC which is intended to assist you with voting on an informed bases at the Annual Meeting.

q:	how do I attend the Annual Meeting?

a:

The 2026 Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/ASH2026. If you are a stockholder of record (i.e., your shares of common stock are registered in your name with Equiniti Trust Company) and want to participate in the Annual Meeting, including by voting and submitting questions, you must register with our proxy solicitor, Alliance Advisors, in advance at web.viewproxy.com/ash/2026. If you do not register, you may still attend the Annual Meeting via the live audio webcast if you are a confirmed stockholder, but you will not have the option to ask questions or vote your shares during the meeting.

who can vote at the annual meeting?

a:

Only stockholders of record of Ashland’s common stock at the close of business on Monday, November 21, 2025 are entitled to notice of and to vote at the 2026 Annual Meeting or any adjournment or postponement thereof. As of the Record Date, there were 45,762,099 shares issued and outstanding. Each share of common stock that you own entitles you to one vote. Your Notice or proxy card shows the number of shares of common stock that you own.

q:	what matters will be voted on at the Annual Meeting?

a:	(1)	The election of eight directors to hold office until the next annual meeting of stockholders and until each of their successors have been elected and qualified;

	(2)	Ratification of Ernst & Young LLP (“EY”) as Ashland’s independent registered public accounting firm for fiscal 2026; and

	(3)	A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers.

q:	what are the recommendations of the board of directors?

a:	Your Board of Directors recommends that you vote your shares as follows:

	(1)	FOR the election of the eight directors nominated by your Board of Directors;

	(2)	FOR the ratification of EY as Ashland’s independent registered public accounting firm for fiscal year 2026; and

	(3)	FOR the approval, on a non-binding advisory basis, of the compensation paid to Ashland’s named executive officers.

2026 proxy statement / 75

questions and answers about the annual meeting

q:	can I ask questions at the annual meeting?

a:	All stockholders may submit questions pertinent to meeting matters through the virtual Annual Meeting website. Questions will be addressed during the Annual Meeting, subject to time constraints.

q:	how do I vote?

a:

We encourage all stockholders to submit proxies in advance of the Annual Meeting by telephone, by Internet or by mail. Sending your proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting electronically or by executing a proxy designating a representative to vote for you electronically at the Annual Meeting.

If you are a registered stockholder as of the Record Date, you can vote by (i) following the instructions on the Notice or proxy card to vote by telephone or Internet, (ii) signing, dating and mailing your proxy card or (iii) attending and voting electronically at the Annual Meeting.

If you hold shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

what shares are included on the proxy card?

a:

If you are a registered stockholder of Ashland as of the Record Date, the proxy card represents all shares of Ashland Common Stock that are registered in your name as well as any shares you hold in the dividend reinvestment plan (the “DRP”) administered by EQ Shareowner Services (“EQ”) for investors in Ashland Common Stock and in the Employee Savings Plan, the Union Plan or the ISP Plan.

If your shares are held through a broker, bank or other nominee, your broker, bank or other nominee has enclosed a voting instruction form for you to use to direct it how to vote the shares held by such broker, bank or other nominee. Please return your completed voting instruction form to your broker, bank or other nominee. If your broker, bank or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.

q:	what does it mean if I receive more than one proxy card on or about the same time?

a:

It generally means that you hold shares registered in more than one account. In order to vote all of your shares, please sign, date and return each proxy card or voting instruction form in the postage-paid envelope provided or, if you vote via the Internet or telephone, please be sure to vote using each proxy card or voting instruction form you receive.

q:	how do I vote my shares in the DRP?

a:

The proxy card represents all shares of Ashland Common Stock that are registered in your name as well as any shares you hold in the DRP administered by EQ for investors in Ashland Common Stock. Therefore, you may vote your DRP shares (together with your shares of Ashland Common Stock) by (i) attending and voting electronically at the Annual Meeting, (ii) following the instructions on the Notice or proxy card to vote by telephone or Internet or (iii) signing, dating and mailing your proxy card.

76 / ashland.com

questions and answers about the annual meeting

q:	how will the trustee of the employee savings plan, the union plan and the ISP plan vote?

a:

Each participant in the Employee Savings Plan, the Union Plan, or the ISP Plan may instruct the Trustee on how to vote the shares of Ashland Common Stock credited to the participant’s account in each plan. In the case of the Union Plan or the ISP plan, such instructions will additionally be applied to a proportionate number of shares of Ashland Common Stock held in all other plan participants’ accounts for which voting instructions are not timely received by the Trustee (the “non-directed shares”). In the case of the Employee Savings Plan, each participant may separately instruct the Trustee on how to vote a proportionate number of non-directed shares. Each participant who gives the Trustee any such instruction acts as a named fiduciary for the applicable plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Your vote must be received by the plan tabulator, before 5:00 p.m. (EST) on Wednesday, January 14, 2026. You may not vote your shares in such plans at the Annual Meeting.

q:	can I change my vote once I vote by mail, by telephone or over the Internet?

a:

Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Secretary in writing at 8145 Blazer Drive, Wilmington, DE 19808, (b) returning a later dated proxy card or (c) entering a later dated telephone or Internet vote; or (2) by voting electronically during the Annual Meeting after registering at www.virtualshareholdermeeting.com/ASH2026. Any changes or revocations of voting instructions to the Trustee of the Employee Savings Plan, the Union Plan, or the ISP Plan must be received by the plan tabulator, before 5:00 p.m. (EST) on Wednesday, January 14, 2026.

q:	who tabulates the votes?

a:	Votes will be tabulated by Alliance Advisors, LLC as Inspector of Election for the Annual Meeting.

q:	how many votes must be present to hold the Annual Meeting?

a:

The holders of a majority of the outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, “shares of capital stock of the Company” include all shares of common stock entitled to vote at the Annual Meeting.

q:	what vote is required to approve the proposals?

a:	(1)	Election of Directors — a majority of votes cast for each director nominee

	(2)	Ratification of appointment of independent registered public accounting firm for 2026 — a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or by proxy

	(3)

Non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers — a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or by proxy

2026 proxy statement / 77

questions and answers about the annual meeting

q:	what is a broker non-vote?

a:

A broker non-vote occurs when brokers, banks or other nominees holding shares for a beneficial owner have discretionary authority to vote on “routine” matters brought before a stockholder meeting, but the beneficial owner of the shares fails to provide the broker, bank or other nominee with specific instructions on how to vote any “non-routine” matters brought to a vote at the stockholders meeting.

The only proposal that would be considered “routine” is the proposal for the ratification of the appointment of EY as Ashland’s independent registered public accountants for fiscal 2026. A broker, bank or other nominee will not be entitled to vote your shares on any “non-routine” matters, absent instructions from you. “Non-routine” matters include the election of directors and the approval, on a non-binding advisory basis, of the compensation paid to Ashland’s named executive officers.

Consequently, if you do not submit any voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may exercise its discretion to vote your shares on the proposal to ratify the appointment of EY. If your shares are voted on this proposal as directed by your broker, bank or other nominee, your shares will constitute broker non-votes on each of the other proposals. Broker non-votes will count for purposes of determining whether a quorum exists but will not be counted as votes cast with respect to such proposals.

q:	how will my shares be voted if I submit a proxy card but do not specify how I want to vote?

a:

All shares represented by validly executed proxies will be voted at the Annual Meeting, and such shares will be voted in accordance with the instructions provided. If no voting specification is made on your returned proxy card, Guillermo Novo or Robin E. Lampkin, as individuals named on the proxy card, will vote in line with the Board’s recommendations with respect to any such proposal, i.e., (i) FOR the election of the eight director nominees, (ii) FOR the ratification of EY, and (iii) FOR the non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers.

As of the date of this Proxy Statement, your Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting, but if other matters requiring a vote do arise, it is the intention of Mr. Novo and Ms. Lampkin, as the individuals to whom you are granting your proxy, to vote in accordance with their best judgment on such matters.

q:	how will broker non-votes and abstentions be treated?

a:

Ashland will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as entitled to vote on any “non-routine” matters. This means that broker non-votes will have no effect on whether any of the proposals pass. Abstentions will also be treated as present for the purpose of determining quorum, but as unvoted shares for the purpose of determining the approval of the election of directors, the ratification of EY and the approval, on a non-binding advisory basis, of the compensation paid to Ashland’s named executive officers.

Accordingly, we urge you to promptly give instructions to your broker to vote FOR your Board’s nominees by using the voting instruction card provided to you by your custodian.

78 / ashland.com

questions and answers about the annual meeting

q:	where can I find the voting results of the annual meeting?

a:

We intend to announce preliminary voting results based on our proxy solicitor’s advice at the Annual Meeting. We expect to report the final results based on the report of Alliance Advisors, LLC on a Current Report on Form 8-K filed with the SEC within four business days following the end of the Annual Meeting. You can obtain a copy of the Form 8-K from our website at http://investor.ashland.com, by calling the SEC at 1-800-SEC-0330 for the location of the nearest public reference room or through the SEC’s EDGAR system at http://www.sec.gov.

q:	who can I contact if I have questions or need assistance in voting my shares, or if I need additional copies of the proxy materials?

a:	Please contact Alliance Advisors, LLC, the firm assisting us in the solicitation of proxies, toll-free at 1 (855) 206-1684.

q:	How may shareholders with the same address request delivery of either single or multiple copies of the Company’s Proxy Statement?

a

The Company has adopted the process called “householding” for any notice or proxy materials in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the notice or proxy materials, unless we receive contrary instructions from any stockholder at that address.

If your proxy statement was “householded,” but you prefer to receive separate copies, you may contact our proxy solicitor, Alliance Advisors, LLC (i) in writing at 150 Clove Rd, #400, Little Falls Township, NJ 07424, (ii) by calling, (855) 206-1684, or, (iii) by email at. ASH@allianceadvisors.com.

Important Notice regarding the availability of Proxy Materials for the

Annual Meeting to be held on Tuesday, January 20, 2026.

This Proxy Statement and Ashland’s 2025 Annual Report to Stockholders are available at

web.viewproxy.com/ash/2026

date for receipt of stockholder proposals for the next annual stockholders meeting stockholder proposals

The deadline for stockholders to submit proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, to be considered for inclusion in our proxy statement for our 2027 Annual

2026 proxy statement / 79

questions and answers about the annual meeting

Meeting is August 11, 2026. Any stockholder proposal received after August 11, 2026 will not be considered for inclusion in our 2027 Proxy Statement.

Our By-laws, as amended and restated, contain an advance notice procedure for matters a stockholder would like to present directly at an annual meeting (rather than submitting it for inclusion in Ashland’s proxy statement under Rule 14a-8.) Stockholder proposals submitted outside of Rule 14a-8 for the 2027 Annual Meeting must be received no earlier than September 22, 2026 and no later than October 22, 2026. Section 2.08 of our By-laws specifies the information and statements that must be included in any stockholder proposal to be duly considered and presented at the 2027 Annual Meeting. SEC rules permit management to vote proxies in its discretion if: (1) Ashland receives written notice of the proposal before the deadlines specified in our By-laws, and Ashland advises stockholders in the 2027 Annual Meeting Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) Ashland does not receive notice of the proposal prior to the deadlines specified in our By-laws.

stockholder nominations of directors

Stockholders who wish to nominate a person for election as a director of Ashland at an annual meeting must strictly comply with the requirements of Section 3.03 of the By-laws. These requirements include providing notice to the Corporate Secretary of Ashland not less than 90 nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders of Ashland, provided that if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. For the 2027 annual meeting of stockholders, this means such nominations must be received by the Corporate Secretary no earlier than September 22, 2026 and no later than the close of business on October 22, 2026. Section 3.03 of the By-laws details the information and statements that must be included in connection with any stockholder nomination.

Additionally, Section 3.16 of the By-laws permit a stockholder, or a group of up to 20 stockholders, that has owned at least 3% of Ashland’s common stock for at least the past three years, to nominate for election to the Board the greater of (a) two individuals, and (b) individuals comprising up to 20% of the Board, and include information about such nominees in Ashland’s proxy statement for the annual meeting. (each, a “Proxy Access Nominee”). Any such nomination must be received by the Corporate Secretary of Ashland in accordance with the timing requirements described in the preceding paragraph. Section 3.16 of the By-laws details the information and statements that must be included in connection with the nomination of a Proxy Access Nominee.

In addition to complying with the procedures described above, stockholders who intend to solicit proxies in support of a director nominee other than Ashland’s nominees for consideration at the 2027 Annual Meeting must also comply with the SEC’s “universal proxy rules” pursuant to Rule 14a-19 of the Exchange Act. Under Rule 14a-19, stockholders who intend to solicit such proxies must provide a notice to the Corporate Secretary of Ashland no later than November 23, 2026. If the 2027 Annual Meeting is set for a date which is not within 30 calendar days of the first anniversary of the date of the 2026 Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting or the 10th calendar day following the day on which Ashland first publicly announces the date of the 2027 Annual Meeting.

The chair of any meeting of stockholders to elect directors and Ashland’s Board may refuse to acknowledge and consider any nomination that is not made in compliance with the above-described procedures. Individuals recommended by stockholders in accordance with the above-described procedures will be evaluated by the Governance and Nominating Committee in the same manner as individuals who are identified for potential nomination to the Board by other means.

further information concerning stockholder proposals and nominations

80 / ashland.com

questions and answers about the annual meeting

A copy of the By-laws, as amended and restated, are attached as Exhibit 3.3 to Ashland’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 20, 2025 and available through its website (www.sec.gov). Upon written request to the Corporate Secretary of Ashland, Ashland will provide any stockholder, without charge, a copy of the procedures governing stockholder proposals or the nomination of directors.

Stockholder nominations or proposals should be submitted to Ashland’s Corporate Secretary in writing at 8145 Blazer Drive, Wilmington, Delaware, 19808, Attention: Corporate Secretary. The Corporate Secretary will direct the materials to the Chair of the Governance and Nominating Committee.

2026 proxy statement / 81

proxy solicitation

Ashland is soliciting the proxies to which this Proxy Statement relates. Solicitations may be made by mail, telephone, facsimile, electronic means and personal interview and all costs of soliciting proxies on behalf of Ashland, including the cost of preparing and mailing the Notice and this Proxy Statement and any accompanying material, will be borne by Ashland. Expenses associated with this solicitation which will be borne by Ashland may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may also be made by personal interview, mail, telephone, facsimile, email or otherwise by directors, officers and other employees of Ashland, but Ashland will not additionally compensate its directors, officers or other employees for these services.

Copies of proxy materials and the 2025 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners.

Ashland is paying the costs of the solicitation of proxies. Ashland must also pay brokerage firms, and other persons representing beneficial owners of shares held in street name, certain fees associated with forwarding proxy materials by mail to beneficial owners and obtaining beneficial owners’ voting instructions.

Ashland has engaged Alliance Advisors, LLC to act as Ashland’s proxy solicitor in connection with the proposals to be acted upon at the Annual Meeting. Pursuant to Ashland’s agreement with Alliance Advisors, LLC, it will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from Ashland’s stockholders on Ashland’s behalf in connection with the Annual Meeting. For these services, Ashland will pay a fee of up to $13,000 plus expenses. Ashland has agreed to indemnify Alliance Advisors, LLC against certain liabilities relating to, or arising out of, its engagement.

other matters

The Board of Directors does not intend to bring other matters before the Annual Meeting, except items incidental to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (1) by telephone or over the Internet following the instructions on the Notice or proxy card or (2) by signing, dating and returning your proxy card.

If you have any questions or require any assistance with voting your shares, please contact Ashland’s proxy solicitor:

Alliance Advisors LLC
150 Clove Rd, #400
Little Falls Township, NJ 07424

Toll-Free: (855) 206-1684

Email: ASH@allianceadvisors.com

Your cooperation in giving this matter your prompt attention is appreciated.

Robin E. Lampkin
Senior Vice President, General Counsel and Secretary

82 / ashland.com

appendix a — use of non-GAAP financial measures and non-GAAP reconciliations use of non-GAAP financial measures

Ashland has included within this document the following non-GAAP financial measures, on both a consolidated and reportable segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income or cash flows from operating activities as a measure of operating performance or cash flows:

o
EBITDA—net income (loss), plus income tax expense (benefit), net interest and other financing expenses, and depreciation and amortization.
o
Adjusted EBITDA—EBITDA adjusted for noncontrolling interests, discontinued operations, net gain (loss) on acquisitions and divestitures, other income and (expense) and key items (including the remeasurement gains and losses related to pension and other postretirement plans).
o
Adjusted EBITDA margin—Adjusted EBITDA, which include pro-forma adjustments, divided by sales.
o
Adjusted diluted earnings per share (EPS)—income (loss) from continuing operations, adjusted for key items, net of tax, divided by the average outstanding diluted shares for the applicable period.
o
Adjusted diluted earnings per share (EPS) excluding intangibles amortization expense—Adjusted earnings per share adjusted for intangible amortization expense net of tax, divided by the average outstanding diluted shares for the applicable period.

Management believes the use of EBITDA and Adjusted EBITDA measures on a consolidated and reportable segment basis assists investors in understanding the ongoing operating performance by presenting comparable financial results between periods. Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, EBITDA and Adjusted EBITDA provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA and Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA and Adjusted EBITDA provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units and provide continuity to investors for comparability purposes.

The Adjusted diluted EPS metric enables Ashland to demonstrate what effect key items have on an earnings per diluted share basis by taking income (loss) from continuing operations, adjusted for key items after tax that have been identified in the Adjusted EBITDA table, and dividing by the average outstanding diluted shares for the applicable period. Ashland’s management believes this presentation is helpful to illustrate how the key items have impacted this metric during the applicable period.

The Adjusted diluted EPS, excluding intangibles amortization expense metric enables Ashland to demonstrate the impact of non-cash intangible amortization expense on EPS, in addition to the key items previously mentioned. Ashland’s management believes this presentation is helpful to illustrate how previous acquisitions impact applicable period results.

2026 proxy statement / a-1

appendix a — use of non-GAAP financial measures and non-GAAP reconciliations

These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable measures defined by U.S. GAAP. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with our results as determined in accordance with U.S. GAAP. The non-GAAP measures provided are used by Ashland management and may not be determined in a manner consistent with the methodologies used by other companies. EBITDA and Adjusted EBITDA provide a supplemental presentation of Ashland’s operating performance on a consolidated and reportable segment basis. Adjusted EBITDA generally includes adjustments for items that impact comparability between periods.

business unit EBITDA and adjusted EBITDA

The EBITDA and Adjusted EBITDA amounts presented for each business unit are provided as a means to enhance the understanding of financial measurements that Ashland has internally determined to be relevant measures of comparison for each segment. Each of these non-GAAP financial measures is defined as follows: EBITDA (operating income plus depreciation and amortization) and Adjusted EBITDA (EBITDA adjusted for key items, which may include pro forma effects for significant acquisitions or divestitures, as applicable). Ashland does not allocate items to each reportable segment below operating income, such as interest expense and income taxes. As a result, business unit EBITDA and Adjusted EBITDA are reconciled directly to operating income since it is the most directly comparable Statements of Consolidated Comprehensive Income caption.

non-GAAP reconciliations

Ashland Inc. and consolidated subsidiaries

reconciliation of non-GAAP—adjusted

EBITDA

(In millions)	2025	2024	2023

Net income (loss)	$(845)	$169	$178
Income tax expense (benefit)	13	(223)	(8)
Net interest and other financing expense (income)	33	(24)	6
Depreciation and amortization (a)	198	220	243
EBITDA	(601)	142	419
Loss (income) from discontinued operations (net of taxes)	23	30	(10)
Key items included in EBITDA:
Goodwill impairment	706	-	-
Avoca business impairment and sale	175	-	-
Nutraceuticals impairment and sale	1	107	-
Accelerated depreciation	41	57	-
Environmental reserve adjustments	34	45	56
Restructuring, separation and other costs	22	30	10
Loss (gain) on pension and other postretirement plan remeasurements(b)	(3)	14	(2)
Asset impairments	-	11	4
Other plant optimization costs	22	10	-
Nutraceuticals VAT reserve	-	7	-
Argentina currency devaluation impact	-	5	-
Legal settlement	-	4	-
Income on acquisitions and divestitures, net	(14)	-	(6)
ICMS Brazil tax credit	-	-	(12)
Tax credit	(3)	-	-
Held for sale depreciation and amortization	(2)	(3)	-
Total key items included in EBITDA	979	287	50
Adjusted EBITDA(a)	$401	$459	$459
Total key items included in EBITDA	$979	$287	$50
Unrealized (gain) loss on securities	(20)	(60)	(29)
Total key items, before tax	$959	$227	$21

a-2 / ashland.com

appendix a — use of non-GAAP financial measures and non-GAAP reconciliations

(a)
Depreciation and amortization excludes accelerated depreciation of $41 million and $57 million for fiscal year 2025 and 2024, respectively, which is included as a key item within this table as a component of Adjusted EBITDA.
(b)
Includes $7 million during 2025 and $12 million each during 2024 and 2023 , respectively, of net periodic pension and other postretirement expense recognized ratably through the fiscal year. These expenses are comprised of service cost, interest cost, expected return on plan assets, and amortization of prior service credit.

diluted EPS and adjusted diluted EPS

The following table reflects the U.S. GAAP calculation for the income (loss) from continuing operations adjusted for the cumulative diluted EPS effect for key items after tax that have been identified in the Adjusted EBITDA table in the previous section. Key items are defined as the financial effects from significant transactions that may have caused short-term fluctuations in net income and/or operating income which Ashland believes do not accurately reflect Ashland’s underlying business performance and trends. The Adjusted Diluted EPS for the income (loss) from continuing operations and Adjusted Diluted EPS from continuing operations excluding intangibles amortization expense in the following table have been prepared to illustrate these ongoing effects on Ashland’s operations. Management believes investors and analysts use this financial measure in assessing Ashland’s business performance and that presenting this non-GAAP measure on a consolidated basis assists investors in better understanding Ashland’s ongoing business performance and enhancing their ability to compare period-to-period financial results.

	2025	2024	2023

Diluted EPS from continuing operations (as reported)	$(17.74)	$3.95	$3.13
Key items, before tax:
Goodwill impairment	15.22	-	-
Avoca business impairment and sale	3.75	-	-
Nutraceuticals impairment and sale	0.02	2.14	-
Accelerated depreciation	0.89	1.14	-
Environmental reserve adjustments	0.76	0.90	1.04
Restructuring, separation and other costs	0.48	0.60	0.19
Loss (gain) on pension and other postretirement plan remeasurements	(0.07)	0.29	(0.04)
Asset impairments	-	0.22	0.08
Other plant optimization costs	0.48	0.20	-
Nutraceuticals VAT reserve	-	0.14	-
Argentina currency devaluation impact	-	0.10	-
Legal settlement	-	0.08	-
Income on acquisitions and divestitures, net	(0.30)	-	(0.11)
Tax credit	(0.07)	-	-
ICMS Brazil tax credit	-	-	(0.22)
Held for sale depreciation and amortization	(0.04)	(0.06)	-
Unrealized (gain) loss on securities	(0.42)	(1.20)	(0.54)
Key items, before tax	20.70	4.55	0.40
Tax effect of key items(a)	(1.37)	(0.62)	(0.02)
Key items, after tax	19.33	3.93	0.38
Tax specific key items:
Uncertain tax positions	-	0.18	(0.60)
Restructuring and separation activity	-	(2.30)	-
Valuation allowance	0.21	0.10	(0.12)
Other tax reform related activity	0.48	(2.66)	(0.11)
Tax specific key items(b)	0.69	(4.68)	(0.83)
Total key items	20.02	(0.75)	(0.45)
Adjusted diluted EPS from continuing operations (non-GAAP)	$2.28	$3.20	$2.68
Amortization expense adjustment (net of tax)(c)	1.10	1.25	1.39
Adjusted diluted EPS from continuing operations (non-GAAP) excluding intangibles amortization expense	$3.38	$4.45	$4.07

(a)
Represents the diluted EPS impact from the tax effect of the key items that are previously identified above.
(b)
Represents the diluted EPS impact from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. For additional explanation of these tax specific key items, see the income tax expense (benefit) discussion within the following caption review section.

2026 proxy statement / a-3

appendix a — use of non-GAAP financial measures and non-GAAP reconciliations

(c)
Amortization expense adjustment (net of tax) tax rates were 20.0% for the years ended 2025, 2024 and 2023, respectively.

EBITDA and adjusted EBITDA reconciliation—life sciences

The EBITDA and Adjusted EBITDA amounts presented within this business section are provided as a means to enhance the understanding of financial measurements that Ashland has internally determined to be relevant measures of comparison for each segment. Each of these non-GAAP measures is defined as follows: EBITDA (operating income plus depreciation and amortization), Adjusted EBITDA (EBITDA adjusted for key items as applicable), and Adjusted EBITDA margin (Adjusted EBITDA divided by sales). Ashland does not allocate items to each reportable segment below operating income, such as interest expense and income taxes. As a result, reportable segment EBITDA and Adjusted EBITDA are reconciled directly to operating income since it is the most directly comparable Statements of Consolidated Comprehensive Income (Loss) caption.

The following EBITDA presentation for the years ended September 30, 2025, 2024 and 2023, is provided as a means to enhance the understanding of financial measurements that Ashland has internally determined to be relevant measures of comparison for the results of Life Sciences.

	Life Sciences
(In millions)	2025	2024	2023

Operating income (loss)	$(262)	$168	$172
Depreciation and amortization	54	64	69
EBITDA	(208)	232	241
Goodwill impairment	375	-	-
Accelerated depreciation	21	-	-
Other plant optimization costs	5	-	-
Restructuring and other costs	-	-	4
Environmental reserve adjustments	-	1	2
Held for sale for depreciation and amortization	-	(3)	-
Adjusted EBITDA	$193	$230	$247

EBITDA and adjusted EBITDA reconciliation—personal care

The following EBITDA presentation (as defined and described in the section above) for the years ended September 30, 2025, 2024 and 2023, is provided as a means to enhance the understanding of financial measurements that Ashland has internally determined to be relevant measures of comparison for the results of Personal Care.

	Personal Care
(In millions)	2025	2024	2023

Operating income	$90	$73	$52
Depreciation and amortization	66	77	85
EBITDA	156	150	137
Accelerated depreciation	1	2	-
Other plant optimization costs	3	1	-
Hold for sale depreciation and amortization	(2)	-	-
Asset impairment	-	11	-
Adjusted EBITDA	$158	$164	$137

EBITDA and adjusted EBITDA reconciliation — specialty additives

The following EBITDA presentation (as defined and described in the section above) for the years ended September 30, 2025, 2024 and 2023 below is provided as a means to enhance the understanding of financial measurements that Ashland has internally determined to be relevant measures of comparison for the results of Specialty Additives.

a-4 / ashland.com

appendix a — use of non-GAAP financial measures and non-GAAP reconciliations

	Specialty Additives
(In millions)	2025	2024	2023

Operating income (loss)	$(338)	$(32)	$10
Depreciation and amortization(a)	65	66	76
EBITDA	(273)	34	86
Goodwill impairment	331	-	-
Accelerated depreciation	19	55	-
Other plant optimization costs	15	9	-
Asset impairment	-	-	4
Environmental reserve adjustments	2	1	4
Adjusted EBITDA	$94	$99	$94

EBITDA reconciliation—intermediates

The following EBITDA presentation (as defined and described in the section above) for the years ended 2025, 2024 and 2023 is provided as a means to enhance the understanding of financial measurements that Ashland has internally determined to be relevant measures of comparison for the results of Intermediates. Intermediates had no key items for the years ended September 30, 2025, 2024 and 2023.

	Intermediates
(In millions)	2025	2024	2023

Operating income	$8	$29	$50
Depreciation and amortization	13	13	13
EBITDA	21	42	63

Ashland inc. and consolidated subsidiaries

reconciliation of other non-GAAP data

(preliminary and unaudited)

adjusted EBITDA used for incentive compensation

(In millions)	2025	2024	2023

Adjusted EBITDA	$401	$459	$459
Management Exceptions(1)	(3)	(5)	(7)
Adjusted EBITDA used for incentive compensation	$398	$454	$452

(1)
Includes exceptions for foreign currency exchange and environmental expense.

forward-looking statements

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, as well as the economy and other future events or circumstances.

The risks and uncertainties we face which may cause our actual results to differ materially from the results expressed, projected, or implied in these forward-looking statements include, but are not limited to: Ashland’s aggressive growth goals and the extent to which such goals may be impacted by a failure to optimize our tangible and intangible assets, a failure to identify and integrate acquisition targets, any unexpected costs and liabilities associated with such acquisitions, and goodwill impairment; business disruptions stemming from natural, operational, and other catastrophic events, including disruptions to supply and logistics functions, manufacturing delays, and information technology system and network failures; climate change and related resource impacts;

2026 proxy statement / a-5

appendix a — use of non-GAAP financial measures and non-GAAP reconciliations changes in consumer preferences and a reduction in demand for Ashland’s products; risks inherent in operating a global business, including tariffs and other trade policies, geopolitical instability and armed conflict, and challenges associated with hiring and managing a diverse workforce across countries with differing laws, regulations, and cultural practices; economic downturns and disruptions in the financial markets; Ashland’s substantial indebtedness, including the possibility that such indebtedness and related restrictive covenants may adversely affect our future cash flows, limit our ability to repay debt and obtain future financing, place Ashland at a competitive disadvantage, and make us more vulnerable to interest rate increases; our ability to develop and market new products and remain competitive in the markets in which we operate; our ability to pass increases in the costs of energy and raw materials to customers and to fulfill our contractual requirements with customers and vendors; downward pressures on prices and margins; the ability to attract and retain key employees and to provide for effective succession planning; cybersecurity risks, including disruptions to or failures in Ashland’s information technology systems and networks, malicious cyberattacks, and the inadvertent or accidental disclosure or loss of proprietary or sensitive information; Ashland’s ability to effectively protect and enforce its intellectual property rights; exposure to products liability claims; risks related to compliance with environmental, health, and safety regulations, including the potential for costly litigation, remediation, and settlement actions; exposure to pending and threatened asbestos-related litigation; changes in the legal and regulatory landscapes in which we operate; and changes in taxation or adverse tax rulings. These risks and uncertainties also include, but are not limited to, the risk factors set forth in Item 1A. “Risk Factors” of Ashland’s most recent Form 10-K, and in our other periodic reports filed with the SEC. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update publicly any forward-looking statements made in this presentation whether as a result of new information, future events or otherwise. Information on Ashland’s website is not incorporated into or a part of this Proxy Statement.

a-6 / ashland.com

934, as amended. This proxy, when properly executed, will be voted in the manner the other side)

Ashland™
always solving

NAME & ADDRESS HERE

As a stockholder of Ashland Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on January 19, 2026.

**PROXY VOTING INSTRUCTIONS**

CONTROL NUMBER

## Ashland Inc.

**FOR STOCKHOLDERS OF RECORD AS OF NOVEMBER 21, 2025, THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

The undersigned stockholder hereby appoints Guillermo Novo and Robin E. Lampkin, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorize them to represent and vote, as designated on the reverse side of this ballot, all shares of Common Stock of Ashland Inc. (the "Company") held of record by the stockholder at the close of business on November 21, 2025 at the 2026 Annual Meeting of Stockholders to be held at 10:30 a.m. Eastern Time on Tuesday, January 20, 2026, virtually, and any adjournment or postponement thereof.

The Board of Directors recommends a vote **FOR** each of the nominees for director described in Proposal One and a vote **FOR** Proposals Two and Three. The proxy holders are authorized to vote, in accordance with their discretion, on all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment or postponement thereof, subject to compliance with Rule 14a-4(c) of the Securities Act of 1934, as amended.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy wilt be voted in accordance with the Board of Directors' recommendations.**

NAME & ADDRESS HERE

BARCODE HERE

CONTROL NUMBER

Address Change:
(If you noted any Address Changes above, please mark box.) ☐

Signature (and Title, if applicable) ______________________

Date ______________________

Title ______________________

Signature (if held jointly) ______________________

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. If you hold shares in any Employee Stock Purchase Plan, or 401(k) savings plan of the Company (the “Plans”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by 5:00 p.m., Eastern Time, January 15, 2025, or if no choice is specified, will be voted by an independent fiduciary. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendaproxy.com/ash/2025 for more details

Please mark your votes like this ☒The Board of Directors recommends a vote FOR each of the nominees for director described in Proposal One, and a vote FOR Proposals Two and Three. Proposal One: Election of Directors. NOMINEES: FOR AGAINST ABSTAIN (1) Steven D. Bishop (2) Sanat Chattopadhyay (3) Suzan F. Harrison (4) Ashish K. Kulkarni (5) Susan L. Main (6) Guillermo Novo (7) Sergio Pedreiro (8) Jerome A. Peribere (9) Scott A. Tozier Proposal Two: Ratification of the appointment of Ernst & Young LLP as Ashland's independent registered public accounting firm for the fiscal year 2025. FOR AGAINST ABSTAIN Proposal Three: Approval of the non-binding advisory resolution approving the compensation paid to Ashland's named executive officers. FOR AGAINST ABSTAIN Note: To consider any other business properly before the meeting.DO IN THIS AREA (Stockholder Name & Address Data) Authorized Signatures – Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) Date Signature (and Title, if applicable) Signature (if held jointly) CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone You must register to attend the Annual Meeting online and/or participate at web.viewproxy.com/ash/2025 INTERNET Vote Your Proxy on the Internet: Before the Annual Meeting: Go to www.AALvote.com/ASH. Use the Internet to vote your proxy and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 20, 2025 (or 5:00 p.m. Eastern Time on January 15, 2025 for Plan participants). During the Annual Meeting: Go to web.viewproxy.com/ash/2025. You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have your proxy card available when you access the above websites. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1-866-804-9616 Use any touch-tone telephone to vote your proxy up until 11:59 p.m. Eastern Time on January 20, 2025 (or 5:00 p.m. Eastern Time on January 15, 2025 for Plan participants). Have your proxy card available when you call. Follow the voting instructions to vote your shares MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.